Back to Contents

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE NEW HAVEN SAVINGS BANK

AND

ALLIANCE BANCORP OF NEW ENGLAND, INC.

AND

TOLLAND BANK

DATED AS OF

July 15, 2003

Back to Contents

TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

i

Back to Contents

Back to Contents

Back to Contents

Back to Contents

v

Back to Contents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) dated as of July 15, 2003 is by and among THE NEW HAVEN SAVINGS BANK, a Connecticut-chartered mutual savings bank (“NHSB”), ALLIANCE BANCORP OF NEW ENGLAND, INC., a Delaware corporation (“Alliance”), and TOLLAND BANK, a Connecticut savings bank and wholly-owned subsidiary of Alliance (“Tolland”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of NHSB, Alliance and Tolland have determined that it is in the best interest of their respective companies and shareholders or depositors, as the case may be, to consummate the business combination transactions provided for herein whereby, subject to the terms and conditions set forth herein:

NHSB will convert to a stock bank/stock holding company form of organization pursuant to its proposed plan of conversion (the “Plan”), and in connection therewith will form a new Delaware corporation (“NEWCO”), which shall become the parent holding company of NHSB;

Alliance will merge with and into NEWCO, with NEWCO being the surviving entity (the “Merger”); and

Prior to the consummation of the Merger, NHSB and Tolland will enter into a merger agreement, in the form attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which Tolland will merge with and into NHSB, with NHSB being the surviving entity (the “Bank Merger”), which Bank Merger shall be consummated immediately following the Merger; (the “Bank Merger Agreement”) pursuant to which Tolland will merge with and into NHSB, with NHSB being the surviving entity (the “Bank Merger”), which Bank Merger shall be consummated immediately following the Merger;

WHEREAS, all of the directors of Alliance have agreed, in their capacities as shareholders of Alliance, to vote their shares of Alliance Common Stock in favor of this Agreement pursuant to separate voting agreements entered into by and between each such director and NHSB prior to or on the date hereof in the form attached hereto as Exhibit B; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Back to Contents

ARTICLE I

CERTAIN DEFINITIONS

1.1     Certain Definitions.  As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.9 hereof.

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Alliance” shall mean Alliance Bancorp of New England, Inc., a Delaware corporation with its principal office located at 348 Hartford Turnpike, Vernon, Connecticut.

“Alliance Common Stock” shall mean the common stock, par value $.01 per share, of Alliance.

“Alliance Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by Alliance to NHSB specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“Alliance Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other material incentive, health and welfare or

Back to Contents

employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of Alliance or any Alliance Subsidiary, whether written or oral.

“Alliance Executive Officer and Director Agreements” shall mean the Alliance Employment Agreements for Messrs. Rossi, Gonci, and Loguidice, the Alliance Change in Control Agreements with Messrs. Coia and Lorusso, and Ms. Harris and Ms. Ouimet-Matusek, the Tolland Supplemental Executive Retirement Income Plan, the Directors’ Deferred Compensation Plan, the Stock Option Income Deferral Plan and the Directors’ Retirement Plan.

“Alliance Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Alliance as of December 31, 2002, 2001 and 2000 and the consolidated statements of operations, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Alliance for each of the three (3) years ended 2002, 2001 and 2000 as filed by Alliance in its Securities Documents, and (ii) the unaudited interim and audited annual consolidated financial statements of Alliance as of the end of each calendar quarter and fiscal year, respectively, following December 31, 2002 as filed by Alliance in its Securities Documents.

“Alliance Option Plans” shall mean the Alliance 1997 Stock Incentive Plan for Directors, Officers and Key Employees, as amended, the Alliance 1999 Stock Option Plan for Non-Employee Directors, as amended, the Alliance Stock Option Income Deferral Plan, and the Directors Deferred Compensation Plan.

“Alliance Per Share Value” shall have the meaning set forth in Section 3.1.2 hereof.

“Alliance Subsidiary” shall mean a Subsidiary controlled by Alliance.

“Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes § 36a-1 et seq., as amended.

“Bank Merger” shall have the meaning set forth in the Recitals hereto.

“Bank Merger Agreement” shall have the meaning set forth in the Recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates NHSB or Tolland, or any of their respective holding companies or subsidiaries, as the case may be, including but not limited to the FDIC, the Department, and the FRB.

“BIF” shall mean the Bank Insurance Fund administered by the FDIC.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

Back to Contents

“Cash Election Consideration” shall have the meaning set forth in Section 3.1.3 herof.

“Cash Election Price” shall have the meaning set forth in Section 3.1.3 hereof.

“Certificate” shall mean certificates evidencing shares of Alliance Common Stock.

“Closing” shall have the meaning set forth in Section 2.3 hereof

“Closing Date” shall have the meaning set forth in Section 2.3 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employee” shall have the meaning set forth in Section 7.6.2 hereof.

“Conversion” shall have the meaning set forth in Section 2.10 hereof.

“Conversion Prospectus” shall mean a prospectus issued by NEWCO in connection with the Offering, which meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations.

“Conversion Price Per Share” shall mean the price at which one share of NEWCO Common Stock is offered for issuance in the Conversion.

“Conversion Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of NEWCO Common Stock to be offered and issued in connection with the Offering.

“Corporators” shall mean the corporators of NHSB.

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Department” shall mean the Connecticut Department of Banking.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6 hereof.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6 hereof.

“DOJ” shall mean the United States Department of Justice.

Back to Contents

“Effective Date” shall mean the date on which the Effective Time occurs. The Effective Date shall not occur until after the closing of the Offering.

“Effective Time” shall mean the date and time specified pursuant to Section 2.3 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § ll0l, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Connecticut Transfer Act, Connecticut General Statutes § 22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company designated by NHSB and reasonably acceptable to Alliance, which shall act as agent for NHSB in connection with the exchange procedures for converting Certificates and Options into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Fractional Share Consideration” shall have the meaning set forth in Section 3.1.5 hereof.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

Back to Contents

“GAAP” shall mean accounting principles, generally accepted in the United States.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” means the Home Owners’ Loan Act.

“Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known, or should have been known (in the ordinary performance of their duties without additional inquiry specific to this Agreement), by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any bank regulatory agencies or any other material written notice received by that Person.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to Alliance or NHSB, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Alliance and its Subsidiaries taken as a whole, or NHSB and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Alliance, on the one hand, or NHSB, on the other hand, to consummate the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions and omissions of a party (or any of its Subsidiaries) taken with the prior written consent of the other party, and (d) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties hereto in consummating the transactions contemplated in this Agreement.

“Materials of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials or substances regulated at the Effective Time as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Maximum Premium Amount” shall have the meaning set forth in Section 7.7.1 hereof.

“Merger” shall have the meaning set forth in the Recitals hereto.

Back to Contents

“Merger Consideration” shall mean the consideration paid by NEWCO to holders of Alliance Common Stock and Options under Section 3.1 hereof.

“Merger Registration Statement” shall have the meaning set forth in Section 8.2 hereto.

“Minimum Share Requirement” shall have the meaning set forth in Section 3.2 hereof.

“NASD” shall mean the National Association of Securities Dealers, Inc.

“New Option Plan” shall have the meaning set forth in Section 7.6.2 hereof.

“NEWCO” shall mean a Delaware corporation to be organized by NHSB, which shall own 100% of the common stock of NHSB following the consummation of the transactions contemplated in the Plan and which shall be the surviving corporation in the Merger.

“NEWCO Common Stock” shall mean the common stock, par value $0.01 per share, of NEWCO to be issued in the Offering.

“NHSB” shall mean The New Haven Savings Bank, either as a Connecticut-chartered mutual savings bank or, following the Conversion, a Connecticut-chartered stock savings bank, with its principal offices located at 195 Church Street, New Haven, Connecticut 06510.

“NHSB Amendment” shall have the meaning set forth in Section 6.10(b) hereof.

“NHSB Disclosure Schedule” shall mean a written, signed disclosure schedule delivered by NHSB to Alliance specifically referring to the appropriate section of this Agreement and describing in reasonable detail the matters contained therein.

“NHSB Employee Plan(s)” shall mean all qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of NHSB or any NHSB Subsidiary, whether written or oral as in effect at the time of the execution of this Agreement.

“NHSB Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of NHSB as of March 31, 2002, 2001 and 2000 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of NHSB for each of the three (3) years ended March 31, 2002, 2001 and 2000, and the NHSB call reports as of the end of each quarter following March 31, 2002.

“NHSB Subsidiary” shall mean a Subsidiary controlled by NHSB.

Back to Contents

“Offering” shall mean the offering, in connection with the Conversion, of shares of NEWCO Common Stock in a subscription offering and, if necessary, a community offering and/or a syndicated community offering.

“Option Consideration” shall have the meaning set forth in Section 3.1.4 hereof.

“Options” shall mean options to purchase shares of Alliance Common Stock granted pursuant to the Alliance Option Plans as set forth in Section 4.1 of the Alliance Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1.2 hereof.

“Plan” shall have the meaning set forth in the recitals hereto.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1 hereof.

“Purchase Price Adjustment” means the amount by which the Per Share Merger Consideration and the Cash Election Price shall be automatically increased in the event the Closing does not take place on or prior to March 31, 2004, other than as a result of actions or failure to act by Alliance, determined by multiplying (a) the number of days that shall have elapsed between March 31, 2004 and the Closing Date by (b) one cent ($0.01). For example, if the Closing Date were to occur on April 30, 2004, the Alliance Per Share Value and the Cash Election Price would become $25.30.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws, provided, however, that SEC Forms 3, 4 and 5 shall not be deemed to be Securities Documents.

Back to Contents

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Stock Exchange” shall mean the Nasdaq National Market System.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Superior Proposal” shall have the meaning set forth in Section 6.10 hereof.

“Surviving Bank” shall mean NHSB as the resulting institution of the Bank Merger.

“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean December 31, 2004.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE CONVERSION

2.1     The Merger.  As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, at the Effective Time the Merger will be consummated by the merger of Alliance with and into NEWCO, with NEWCO as the surviving corporation (the “Surviving Corporation”) in accordance with the provisions of the DGCL. At the Effective Time of the Merger, each share of Alliance Common Stock and each Option will be converted into the right to receive the Merger Consideration, as applicable, pursuant to the terms of Article III hereof.

2.2     The Bank Merger.  The Bank Merger shall be consummated immediately following the Merger.

2.3     Effective Time.  The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the closing (“Closing Date”), in accordance with the DGCL (the “Closing”). The “Effective Time” of the Merger shall be the date and time upon which the certificate of merger as to the Merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in such certificate of merger.

Back to Contents

2.4     Certificate of Incorporation and Bylaws.  The Certificate of Incorporation and Bylaws of NEWCO as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.5     Directors and Officers of Surviving Corporation.  The directors of the Surviving Corporation immediately after the Effective Time shall be the directors of NEWCO immediately prior to the Effective Time, plus Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Alliance immediately prior to the Effective Time who shall be selected by the Board of Directors of NHSB after consultation with the Board of Directors of Alliance, such selectee to meet the qualifications of and hold office in accordance with (a) the Certificate of Incorporation and Bylaws of the Surviving Corporation and (b) the provisions of Section 7.8 hereof. The officers of NEWCO immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

2.6     Directors and Officers of Surviving Bank.  The directors of NHSB immediately after the Effective Time shall be the directors of NHSB prior to the Effective Time plus Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Tolland who shall be selected by the Board of Directors of NHSB after consultation with the Board of Directors of Alliance, such selectee to meet the qualifications of and hold office in accordance with (a) the Certificate of Incorporation and Bylaws of the Surviving Bank and (b) the provisions of Section 7.8 hereof. The officers of NHSB immediately prior to the Effective Time, together with any additional officers of Tolland as the Directors of NHSB may appoint, shall be the initial officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified.

2.7     Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation or the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation or the Surviving Bank, title to and possession of any property or right of Alliance (or Tolland) acquired or to be acquired by reason of, or as a result of, the Merger or Bank Merger, or (b) otherwise to carry out the purposes of this Agreement, Alliance, Tolland and their officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation or the Surviving Bank and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation and the Surviving Bank are fully authorized in the name of Alliance, Tolland or otherwise to take any and all such action.

2.8     Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the DGCL with respect to NEWCO and Alliance, and the Bank Merger shall have the effects set forth in the Banking Law with respect to NHSB and Tolland.

Back to Contents

2.9     Possible Alternative Structures.  Prior to the Effective Time NHSB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, provided that (i) there are no adverse federal or state income tax consequences to Alliance and its shareholders as a result of the modification; (ii) the consideration to be paid to the holders of Alliance Common Stock and Options under this Agreement is not thereby changed in kind or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of Alliance’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Notwithstanding the foregoing or any other provision to the contrary contained in this Agreement, in the event Alliance elects to convert the Merger Consideration to the right to receive only cash as contemplated in Section 11.4(b) hereof, NHSB shall be entitled to revise the structure of the Merger and/or the Bank Merger described in Section 2.1 hereof and the Recitals hereto, even if such revisions have the effects set forth in clauses (i) and (iv) above. NHSB, Alliance and Tolland agree to amend this Agreement and any related documents appropriately in order to reflect any such revised structure.

2.10     The Conversion.  Concurrently with the approval of this Agreement by the Board of Directors of NHSB, the Board of Directors of NHSB shall adopt the Plan and shall recommend approval of the Plan to the Corporators of NHSB pursuant to which, subject to the receipt of all necessary approvals (including the approval of the Corporators), NHSB shall take all steps reasonably necessary to convert from a mutual savings bank to a capital stock savings bank as part of a transaction in which a holding company is organized to acquire upon issuance all of the capital stock of the converted bank (the “Conversion”). NHSB may amend the Plan at any time, pursuant to comments from regulatory authorities or otherwise, unless in so doing the amendment would have any of the effects prohibited in Section 2.9(i) – (iv) above; provided, however, that if the Plan is being amended and Alliance has elected to convert the Merger Consideration to the right to receive only cash as contemplated in Section 11.4(b) hereof, then the amendments to the Plan may have the effects set forth in clauses (i) and (iv) of Section 2.9 above. NHSB will use its reasonable best efforts in good faith to complete all actions required under this Section 2.10, including approval of the Corporators, by January 31, 2004.

ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1     Conversion of Alliance Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of NHSB, NEWCO, Alliance, Tolland or the holders of any of the shares of Alliance Common Stock, the Merger shall be effected in accordance with the following terms:

      3.1.1  All shares of Alliance Common Stock held in the treasury of Alliance and each share of Alliance Common Stock owned by NEWCO or any direct or indirect wholly owned subsidiary of NEWCO or of Alliance immediately prior to the Effective Time (other than

Back to Contents

shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

      3.1.2  Each outstanding share of Alliance Common Stock that under the terms of Section 3.2 is to be converted into the right to receive shares of NEWCO Common Stock shall, subject to the provisions of Section 3.3 generally, be converted into and become the right to receive that number of shares of NEWCO Common Stock as shall equal $25, as adjusted by, if applicable, the Purchase Price Adjustment, (the “Alliance Per Share Value”) divided by the Conversion Price Per Share (“Per Share Merger Consideration”). For example, if the Conversion Price Per Share is $10, then each outstanding share of Alliance Common Stock shall be converted into Per Share Merger Consideration consisting of the right to receive two and one/half (2.5) shares of NEWCO Common Stock assuming no Purchase Price Adjustment, or if the Conversion Price Per Share is $5 or $25, respectively, each outstanding share of Alliance Common Stock shall be converted into Per Share Merger Consideration consisting of the right to receive five (5) shares or one (1) share, respectively, of NEWCO Common Stock assuming no Purchase Price Adjustment.

      3.1.3  Each outstanding share of Alliance Common Stock that under the terms of Section 3.2 is to be converted into the right to receive cash (the “Cash Election Consideration”) shall be converted into the right to receive a cash payment of $25.00, as adjusted by the Purchase Price Adjustment, if applicable, (the “Cash Election Price”).

      3.1.4  Each Option which remains issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without regard to any future vesting date thereof, be cancelled and converted into the right to receive, at the election of the holder thereof exercised in accordance with the election procedures set forth in Section 3.2 hereof, Per Share Merger Consideration, adjusted as set forth below to reflect the Option exercise price, provided however, that in the event any such holder of an Option fails to make such election on or before the Election Deadline set forth in Section 3.2.2, Options held by such holder shall be converted into the right to receive a cash payment in an amount determined by multiplying (i) the positive difference, if any, between the Cash Election Price and the exercise price of such Option for each share of Alliance Common Stock subject to such Option (the “Option Price”) by (ii) the number of shares of Alliance Common Stock subject to such Option (the Per Share Merger Consideration with respect to such Options and the Option Price shall collectively be referred to as the “Option Consideration”). In order to reflect the exercise price of any such Option being converted to Per Share Merger Consideration as contemplated above, the Per Share Merger Consideration shall, for such purpose and notwithstanding the provisions of Section 3.1.2 hereof, be calculated by subtracting the exercise price for such Option from the Alliance Per Share Value, and dividing such result by the Conversion Price Per Share.

The payment of the Option Consideration referred to in this Section 3.1.4 to each holder of an Option shall be subject to such holder executing such instruments of cancellation as NEWCO and Alliance may reasonably deem appropriate. NEWCO, NHSB, Alliance or Tolland shall make necessary tax withholdings from the Option Consideration as they deem appropriate.

Back to Contents

      3.1.5  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of NEWCO Common Stock shall be issued upon the surrender for exchange of Certificates or Options, no dividend or distribution with respect to NEWCO Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of NEWCO. In lieu of the issuance of any such fractional share, NEWCO shall pay to each former holder of Alliance Common Stock or Option who otherwise would be entitled to receive a fractional share of NEWCO Common Stock, an amount in cash determined by multiplying the Conversion Price Per Share by the fraction of a share of NEWCO Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof (the “Fractional Share Consideration”). No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of Alliance Common Stock owned by an Alliance shareholder or Options held by Option holders shall be combined so as to calculate the maximum number of whole shares of NEWCO Common Stock issuable to such Alliance shareholder or Option holder.

The Per Share Merger Consideration, the Cash Election Consideration and the Fractional Share Consideration shall be referred to as the “Stock Merger Consideration,” and the Stock Merger Consideration and the Option Consideration are sometimes referred to collectively as the “Merger Consideration.”

Back to Contents

      3.1.6  Each outstanding share of Alliance Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of NEWCO Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Alliance shall give NHSB prompt notice upon receipt by Alliance of any such demands for payment of the fair value of such shares of Alliance Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and NHSB and/or NEWCO, as appropriate, shall have the right to participate in all negotiations and proceedings with respect to any such demands. Alliance shall not, except with the prior written consent of NHSB or NEWCO, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

      3.1.7  If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Alliance Common Stock shall be converted into a right to receive NEWCO Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Alliance Common Stock of such holder shall be converted on a share by share basis into the right to receive NEWCO Common Stock as described in Section 3.1.2 above.

      3.1.8  After the Effective Time, shares of Alliance Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1.8 be a right to receive the Merger Consideration.

      3.1.9  Notwithstanding any other provision of this Agreement to the contrary, if the tax opinion referred to in Section 9.1.7 cannot be rendered because the counsel charged with providing such opinion reasonably determines that the Merger may not satisfy the continuity of interest requirements applicable to reorganizations under Section 368(a) of the Code, then NEWCO shall reduce the aggregate number of Alliance Cash Election Shares, and thereby the aggregate Cash Election Consideration, to the minimum extent necessary to enable such tax opinion to be rendered, and correspondingly increase the aggregate number of shares of Alliance Common Stock to be converted into Per Share Merger Consideration.

3.2     Election Procedures.

The Parties acknowledge that for United States income tax purposes it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as, a plan of reorganization within the meaning of Section 368 of the Code. Consistent with that intent, notwithstanding any provision of this Agreement to the contrary, the aggregate Merger Consideration payable to all holders of Alliance Common Stock shall include such number of shares of NEWCO Common Stock as is necessary

Back to Contents

in order that the aggregate number of shares of Alliance Common Stock exchanged through the Merger for shares of NEWCO Common Stock is at least 75% of the aggregate of (i) the total number of shares of Alliance Common Stock issued and outstanding (including those issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) and (ii) the total number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time (the “Minimum Share Requirement”). Holders of Options may elect to receive shares of NEWCO Common Stock or, by virtue of having failed to elect to receive shares of NEWCO Common Stock, the cash Option Price as contemplated in Section 3.1.4, and holders of Alliance Common Stock (including issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) may elect to receive shares of NEWCO Common Stock or, subject to the Minimum Share Requirement, the Cash Election Price in exchange for their shares of Alliance Common Stock or Options, as the case may be, in accordance with the following procedures.

      3.2.1  An election form (“Election Form”) will be sent by NEWCO no later than fifteen (15) Business Days and no earlier than thirty (30) Business Days prior to the expected Effective Time (provided that it need not be sent until the approvals from the Bank Regulators as set forth in Section 8.4 have been obtained) to each holder of record of Alliance Common Stock and each holder of an Option permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to elect to receive either (i) NEWCO Common Stock with respect to each share of such holder’s Alliance Common Stock or Option, as the case may be, as provided herein (the “Alliance Stock Election Shares”) or (ii) in the case of holders of Alliance Common Stock, cash with respect to each share of such holder’s Alliance Common Stock, as provided herein (the “Alliance Cash Election Shares”). Any shares of Alliance Common Stock (including those issued and outstanding shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed to be Alliance Stock Election Shares and shall be converted into NEWCO Common Stock in accordance with Section 3.1.2. Any Options with respect to which the holder thereof shall not, as of the Election Deadline, have made such election by submission to the Exchange Agent of an effective, properly completed Election Form shall be entitled to the Option Price as set forth in Section 3.1.4 hereof multiplied by the number of shares of Alliance Common Stock subject to such Option. Any Dissenting Shares shall be deemed to be Alliance Cash Election Shares, and with respect to such shares the holders thereof shall in no event receive consideration comprised of NEWCO Common Stock.

      3.2.2  The term “Election Deadline”, as used below, shall mean 5:00 p.m., Eastern time, on the fifteenth (15th) Business Day following but not including the date of mailing of the Election Form or such other date as Alliance and NEWCO shall mutually agree upon, provided in any event, the Election Deadline shall be at or before the Effective Time. Any election to receive NEWCO Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received, including by facsimile, by the Exchange Agent at or prior to the Election Deadline. The certificate or certificates representing Alliance Common Stock relating

Back to Contents

to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made. Within five (5) Business Days after the Election Deadline, the Exchange Agent shall calculate the allocation, if any, among holders of Alliance Common Stock of rights to receive the Cash Election Price in the Merger in accordance with the Election Forms as follows:

          (i)  If the number of Alliance Stock Election Shares is less than the Minimum Share Requirement, then the Alliance Cash Election Shares will be converted into the right to receive NEWCO Common Stock and cash in the following manner:

          (A)  a proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the number by which the sum of (i) the number of Cash Election Shares and (ii) the number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time receiving the cash Option Price, exceeds 25% of the sum of (iii) the total number of shares of Alliance Common Stock issued and outstanding (including without limitation the shares of Alliance Common Stock held in the Alliance Stock Option Income Deferral Plan) and (iv) the total number of shares of Alliance Stock underlying Options immediately prior to the Effective Time, by (y) the sum of (v) number of Cash Election Shares (excluding Dissenting Shares therefrom) plus (vi) the number of shares of Alliance Common Stock subject to Options immediately prior to the Effective Time receiving the cash Option Price;

          (B)  the number of Alliance Cash Election Shares (other than Dissenting Shares) held by each holder of shares of Alliance Common Stock that will be converted into the right to receive cash pursuant to the terms of Section 3.1.3 shall be reduced by that whole number of Cash Election Shares held by such holder of shares of Alliance Common Stock determined by multiplying the Cash Proration Factor by the number of Alliance Cash Election Shares held by such holder and rounding up to the nearest whole share; and

          (C)  all Alliance Cash Election Shares (other than (i) those shares converted into the right to receive cash in accordance with the preceding subparagraph (B), (ii) Options the holders of which failed to make the election contemplated in Section 3.1.4 hereof and (iii) Dissenting Shares) shall be converted into the right to receive NEWCO Common Stock in accordance with the terms of Section 3.1.2.

3.3     Procedures for Exchange of Alliance Common Stock.

      3.3.1     NEWCO to Make Merger Consideration Available.  At or before the Effective Time, NEWCO shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Alliance Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of NEWCO Common Stock sufficient to pay the Per Share Merger Consideration and an estimated amount of cash sufficient to pay the aggregate Option Price, the aggregate Cash Election Consideration payable hereunder and the aggregate Fractional Share Consideration (such cash and certificates for shares of NEWCO Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

      3.3.2     Exchange of Certificates.  Within five (5) business days after the Effective Time, NEWCO shall take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for, as the case may be, certificates representing the shares of NEWCO Common Stock, cash in respect of the Cash Election Price, and cash in respect of the Fractional Share Price. The letter of transmittal (which shall be subject to the reasonable approval of Alliance) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of NEWCO Common Stock to which such former holder of Alliance Common Stock shall have become entitled pursuant to the provisions of Section 3.1.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Alliance Common Stock shall have become entitled in respect of the Cash Election Price pursuant to the provisions of Section 3.2 hereof, and (iii) a check representing the amount of cash (if any) payable in respect of the Fractional Share Price, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of Section 3, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an “affiliate” of Alliance for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of NEWCO Common Stock until NEWCO has received the written agreement of such person contemplated by Section 8.5 hereof.

      3.3.3     Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Alliance Common Stock shall have no rights, after the Effective Time, with respect to such Alliance Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to NEWCO Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with Section 3.3. After the surrender of a Certificate in accordance with Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which

Back to Contents

theretofore had become payable with respect to shares of NEWCO Common Stock represented by such Certificate.

      3.3.4     Surrender by Person Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Stock Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

      3.3.5     Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of Alliance of the Alliance Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

      3.3.6     Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, NEWCO shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to NEWCO (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither NEWCO nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

      3.3.7     Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by NEWCO, the posting by such person of a bond in such amount as NEWCO may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

      3.3.8     Withholding.  NEWCO or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Alliance Common Stock such amounts as NEWCO (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S.

Back to Contents

federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by NEWCO or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Alliance Common Stock in respect of whom such deduction and withholding were made by NEWCO or the Exchange Agent.

      3.3.9     Payment of Option Consideration.  Within five (5) business days after the Effective Time, NEWCO shall take all steps necessary to cause the Exchange Agent to issue and deliver a check representing the Option Price to the holders of the Options who are deemed not to have elected to receive the Per Share Merger Consideration, all of which Options shall have been cancelled in connection with the Merger Agreement.

      3.3.10     Reservation of Shares.  Effective upon the later of the date of this Agreement or the date of NEWCO’s formation, NEWCO shall reserve for issuance a sufficient number of shares of the NEWCO Common Stock for the purpose of issuing shares of NEWCO Common Stock to the Alliance shareholders in accordance with this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
ALLIANCE AND TOLLAND

Alliance and Tolland represent and warrant to NHSB that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the ALLIANCE DISCLOSURE SCHEDULE delivered by Alliance to NHSB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, provided, however, that Tolland’s representations and warranties made herein are limited to only representations and warranties with respect to Tolland.

4.1     Capital Structure.  The authorized capital stock of Alliance consists of 4,000,000 shares of common stock, par value $0.01 per share and 100,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 2,678,504 shares of Alliance Common Stock, including shares of Alliance Common Stock issued subject to restrictions as to vesting pursuant to the Alliance Option Plans (but not including 10,549 shares of Alliance Common Stock which are issued and outstanding but held in the Alliance Stock Option Income Deferral Plan), are issued and outstanding, 200,599 shares of Alliance Common Stock are directly or indirectly held by Alliance as treasury stock, and no shares of Alliance preferred stock, par value $0.01 per share are issued or outstanding. All outstanding shares of Alliance Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Alliance Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the Alliance Option Plans pursuant to which there are outstanding options to acquire 416,258 shares of Alliance Common Stock, a schedule of which is set forth in Section 4.1 of the ALLIANCE DISCLOSURE SCHEDULE, there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of

Back to Contents

Alliance. All of the Options outstanding as of the date hereof to acquire shares of Alliance Common Stock are non-qualified options.

4.2     Organization, Standing and Authority of Alliance.  Alliance is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Alliance. Alliance is duly registered as a bank holding company under the BHCA. Alliance has heretofore delivered to NHSB and has included as Section 4.2 of the ALLIANCE DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of Alliance as in effect as of the date hereof.

4.3     Ownership of Alliance Subsidiaries.  Set forth in Section 4.3 of the ALLIANCE DISCLOSURE SCHEDULE is the name, jurisdiction of incorporation and percentage ownership of each direct or indirect Alliance Subsidiary. Except for (x) capital stock of the Alliance Subsidiaries, (y) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (z) securities and other interests which are set forth in the ALLIANCE DISCLOSURE SCHEDULE,Alliance does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, joint venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of each Alliance Subsidiary that are owned by Alliance or any Alliance Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are directly or indirectly owned by Alliance free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. No Rights are authorized, issued or outstanding with respect to the capital stock or other ownership interests of any Alliance Subsidiary and there are no agreements, understandings or commitments relating to the right of Alliance to vote or to dispose of such capital stock or other ownership interests.

4.4     Organization, Standing and Authority of Alliance Subsidiaries.  Each Alliance Subsidiary is a savings bank, or corporation or partnership duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each Alliance Subsidiary (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Alliance. Alliance is authorized to own each Alliance Subsidiary under the BHCA. The deposit accounts of Tolland are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. Tolland has paid all premiums and assessments required by the FDIC. Alliance has heretofore delivered or made available to NHSB and has

Back to Contents

included as Section 4.4 of the ALLIANCE DISCLOSURE SCHEDULE true, complete and correct copies of the Certificate of Incorporation and Bylaws of Tolland and each other Alliance Subsidiary as in effect as of the date hereof.

4.5     Authorized and Effective Agreement.

      4.5.1  Each of Alliance and Tolland has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement, as applicable, and (subject to receipt of all necessary governmental approvals and the approval of Alliance’s shareholders of this Agreement) to perform all of its obligations under this Agreement and the Bank Merger Agreement, as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Alliance and Tolland, except for the approval of this Agreement by Alliance’s shareholders. This Agreement has been duly and validly executed and delivered by Alliance and Tolland and, assuming due authorization and execution by NHSB, constitutes the legal, valid and binding obligations of Alliance and Tolland, enforceable against Alliance and Tolland in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. The Bank Merger Agreement, upon execution and delivery by Tolland, will have been duly and validly executed and delivered by Tolland and, assuming due authorization and execution by NHSB, will constitute the legal, valid and binding obligation of Tolland, enforceable against Tolland in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      4.5.2  Neither the execution and delivery of this Agreement by Alliance or Tolland, the execution and delivery of the Bank Merger Agreement by Tolland, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Alliance and Tolland with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Alliance or the equivalent documents of any Alliance Subsidiary, (ii) except as set forth in Section 4.5.2(ii) of the ALLIANCE DISCLOSURE SCHEDULE, violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Alliance or any Alliance Subsidiary pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Alliance or any Alliance Subsidiary is a party, or by which any of their respective properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Alliance or any Alliance Subsidiary.

      4.5.3  Except as set forth in Section 4.5.3 of the ALLIANCE DISCLOSURE SCHEDULE and except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators, (ii) the filing and effectiveness of the Merger

Back to Contents

Registration Statement with the SEC, (iii) the approval of this Agreement by the requisite vote of the shareholders of Alliance, (iv) the filing of the certificate of merger with respect to the merger of Alliance with and into NEWCO with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, and (v) the filing of a copy of the Bank Merger Agreement and a copy of the approval of the commissioner of the Connecticut Department of Banking with the Connecticut Secretary of the State with respect to the Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Alliance or Tolland in connection with the execution and delivery by Alliance and Tolland of this Agreement, the execution and delivery by Tolland of the Bank Merger Agreement, the consummation of the Merger by Alliance, and the consummation of the Bank Merger by Tolland.

      4.5.4  As of the date hereof, neither Alliance nor Tolland has Knowledge of any reasons relating to Alliance or Tolland (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger or the Bank Merger as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by NEWCO and NHSB after the Effective Time of the business of Alliance and Tolland as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of Alliance, could have a Material Adverse Effect on the business of Alliance or Tolland or materially impair the value of Alliance and Tolland to NEWCO or NHSB.

4.6     Securities Documents and Regulatory Reports.

      4.6.1  Since December 31, 1999, Alliance has timely filed with the SEC and the American Stock Exchange all Securities Documents required by the Securities Laws, and such Securities Documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Laws.

      4.6.2  Since December 31, 1999, each of Alliance and Tolland, has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 4.6.2 of the ALLIANCE DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of Alliance and Tolland, neither Alliance nor Tolland was required to correct or change any action, procedure or proceeding which Alliance or Tolland believes has not been corrected or changed as required as of the date hereof.

4.7     Financial Statements.

      4.7.1  Alliance has previously made available to NHSB the Alliance Financial Statements. The Alliance Financial Statements have been prepared in accordance with GAAP and (including related notes where applicable) fairly present in each case in all material respects, the consolidated financial condition, results of operations, shareholders’ equity and cash flows of Alliance for the respective periods or as of the respective dates set forth therein, except as indicated in the notes thereto or in the case of unaudited statements, as permitted by Form 10-Q.

Back to Contents

      4.7.2  Each of the Alliance Financial Statements referred to in Section 4.7.1 has been and will be, as the case may be, prepared in accordance with GAAP during the periods involved (except for the absence of footnotes and customary year-end adjustments in the case of unaudited interim Alliance Financial Statements). The audits of Alliance and Alliance Subsidiaries have been and will be conducted in accordance with generally accepted auditing standards. The books and records of Alliance and the Alliance Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Alliance and its Subsidiaries. The minute books of Alliance and each Alliance Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including all committees for which minutes are customarily kept) authorized at such meetings held or taken since December 31, 1999 through the date of this Agreement.

      4.7.3  Except (i) as set forth in Section 4.7.3 of the ALLIANCE DISCLOSURE SCHEDULE,(ii) as reflected, disclosed or provided for in the Alliance Financial Statements as of December 31, 2000, 2001 and 2002 (including related notes), (iii) for liabilities incurred since December 31, 2002 in the ordinary course of business and (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither Alliance nor any Alliance Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of Alliance on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of Alliance or the notes thereto.

4.8     Material Adverse Change.  Since January 1, 2003 to the date hereof (i) Alliance and each Alliance Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and excluding the transactions contemplated hereby), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Alliance.

4.9     Environmental Matters.

      4.9.1  Except as set forth in Section 4.9.1 of the ALLIANCE DISCLOSURE SCHEDULE, with respect to Alliance and each Alliance Subsidiary:

      (a)  To Alliance’s Knowledge, each of Alliance and the Alliance Subsidiaries, the Participation Facilities and the Loan Properties are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

      (b)  Alliance has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Alliance’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the Alliance Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any

Back to Contents

predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the Alliance Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by Alliance or any Alliance Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

      (c)  Alliance has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Alliance’s Knowledge, no such action is threatened, and to Alliance’s Knowledge there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or Alliance or any of the Alliance Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

      (d)  To Alliance’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by Alliance or any Alliance Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

      (e)  Neither Alliance nor any Alliance Subsidiary has received (and there is no basis to expect ) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

      (f)  Except as set forth on Schedule 4.9.1(f) of the ALLIANCE DISCLOSURE SCHEDULE, to Alliance’s Knowledge there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by Alliance or any of the Alliance Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by Alliance or any of the Alliance Subsidiaries or any Participation Facility; and

      (g)  To Alliance’s Knowledge during the period of (s) Alliance’s or any of the Alliance Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (t) Alliance’s or any of the Alliance Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To Alliance’s Knowledge, prior to the period of (x) Alliance’s or any of the Alliance Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (y) Alliance’s or any of Alliance Subsidiaries’ participation in the management of any Participation

Back to Contents

Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

      4.9.2  “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      4.9.3  Except as set forth in Section 4.9.3 of the ALLIANCE DISCLOSURE SCHEDULE, Alliance does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by Alliance or any Alliance Subsidiary or any Participation Facility. Alliance has delivered to NHSB true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

      4.9.4  Except as set forth in Section 4.9.4 of the ALLIANCE DISCLOSURE SCHEDULE, no real property currently or formerly owned or leased by Alliance or any Alliance Subsidiary, and, to Alliance’s Knowledge, no Loan Property and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes Section 22a-134 et seq. No condition exists at any real property currently or formerly owned or leased by Alliance or any Alliance Subsidiary, or, to Alliance’s Knowledge any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

4.10     Tax Matters.

      4.10.1  Alliance and each Alliance Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. Alliance and each Alliance Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither Alliance nor any Alliance Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by Alliance or any Alliance Subsidiary is pending or, to Alliance’s Knowledge, threatened and to Alliance’s Knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

Back to Contents

      4.10.2  Alliance and each Alliance Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

      4.10.3  Except as set forth in Section 4.10.3 of the ALLIANCE DISCLOSURE SCHEDULE, all Tax Returns filed by Alliance and its Subsidiaries are complete and accurate. Neither Alliance nor any Alliance Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the ALLIANCE DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment or Tax or governmental charges investigation with respect to Alliance or any Alliance Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to Alliance’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against Alliance or any Alliance Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to Alliance or any Alliance Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by Alliance and its Subsidiaries with respect to any Tax matter currently in force.

      4.10.4  Except as set forth in Section 4.10.4 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has made any payments, is obligated to make any payments, or is party to any agreement that could obligate them to make any payments in connection with any officer or director in the event of a change of control.

      4.10.5  Except as set forth in Section 4.10.5 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary (i) is a party to any agreement providing for the allocation or sharing of taxes (other than a tax allocation agreement between Alliance and Tolland), (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Alliance or any Alliance Subsidiary (nor does Alliance have any knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f) (2) of the Code apply.

      4.10.6  As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Back to Contents

4.11     Legal Proceedings.  Except as set forth in Section 4.11 of the ALLIANCE DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of Alliance or any Alliance Subsidiary, threatened against Alliance or any Alliance Subsidiary or against any asset, interest or right of Alliance or any Alliance Subsidiary, or against any officer, director or employee of any of them, and neither Alliance nor any Alliance Subsidiary is a party to any unsatisfied order, judgment or decree.

4.12     Compliance with Laws.

      4.12.1  Each of Alliance and the Alliance Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Alliance, no suspension or cancellation of any of the same is threatened.

      4.12.2  Except as set forth in Section 4.12.2, or 4.9 as to Environmental Laws, of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, has received written notice of any material uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Alliance, Alliance along with its executive officers and directors is not in violation of any Securities Laws; and neither Alliance nor any Alliance Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that Alliance or any Alliance Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither Alliance nor any Alliance Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 1999, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of Alliance, investigation into the business or operations of Alliance, or any Alliance Subsidiary. Alliance has not received any objection from any regulatory agency to Alliance’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Alliance or any of the Alliance Subsidiaries.

4.13     Certain Information.  None of the information supplied by Alliance, any Alliance Subsidiary or their agents or representatives relating to Alliance and its Subsidiaries for

Back to Contents

the purpose of being included or incorporated by reference in (i) the Conversion Prospectus will, at the time such prospectus is mailed to subscribers (and at the time the related Conversion Registration Statement becomes effective under the Securities Act), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement Prospectus, as of the date(s) such Proxy Statement Prospectus is mailed to shareholders of Alliance, and up to and including the date of the meeting of shareholders to which such Proxy Statement Prospectus relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.14     Employee Benefit Plans.

      4.14.1  Alliance has set forth in Section 4.14.1 of the ALLIANCE DISCLOSURE SCHEDULE all Alliance Employee Plans, and Alliance has previously furnished or made available to NHSB accurate and complete copies of the same together with (i) Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      4.14.2  None of Alliance, any Alliance Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to Alliance’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee pension plan of Alliance or any Alliance Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such employee pension benefit plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043 of ERISA.

      4.14.3  Except as set forth in Section 4.14.3 of the Alliance Disclosure Schedule: (a) neither Alliance nor any Alliance Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by Alliance or any Alliance Subsidiary with respect to any Alliance Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“Alliance Defined Benefit Plan”) currently or formerly maintained by Alliance or any entity which is considered an affiliated employer with Alliance under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full to the extent required by ERISA from time to time; (c) no Alliance Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; (d) the fair market

Back to Contents

value of the assets of each Alliance Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such Alliance Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Alliance Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Alliance Defined Benefit Plan as of the date hereof; (e) neither Alliance nor any ERISA Affiliate has provided, or is required to provide, security to any Alliance Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither Alliance nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither Alliance, nor any ERISA Affiliate, nor any Alliance Employee Plan, including any Alliance Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which Alliance, any ERISA Affiliate, and any Alliance Employee Plan, including any Alliance Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

      4.14.4  A favorable determination letter has been issued by the Internal Revenue Service, with respect to each Alliance Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (an “Alliance Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the best of Alliance’s Knowledge, is threatened to be revoked, and Alliance does not know of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2002 under GAAP, which was not reflected on the consolidated statement of financial condition of Alliance at December 31, 2002 included in the Alliance Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

      4.14.5  Except as specifically identified in Section 4.14.5 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary has any obligations for post-retirement or post-employment benefits (including but not limited to health, life or disability insurance for retirees) under any Alliance Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each Alliance Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to Alliance.

      4.14.6  The Alliance Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and

Back to Contents

announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      4.14.7  There are no pending or, to the Knowledge of Alliance, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Alliance Employee Plans or any trust related thereto or any fiduciary thereof.

      4.14.8  Section 4.14.8 of the ALLIANCE DISCLOSURE SCHEDULE sets forth (i) the maximum amount that could be paid to each executive officer and director of Alliance or any Alliance Subsidiary as a result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements and Alliance Employee Plans currently in effect; and (ii) the estimated “base amount” (as such term is defined in section 280G(b)(3) of the Code) for each such individual calculated as of the date of this Agreement based on estimated 2003 compensation for each such individual who it is estimated at the time of Closing will be a “disqualified individual” within the meaning of Proposed Treasury Regulation Section 1.280G-1, Q&A 15 to 21.

      4.14.9  Except as set forth in Section 4.14.9 of the ALLIANCE DISCLOSURE SCHEDULE, with respect to any Alliance Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “Alliance Welfare Plan”): (i) each such Alliance Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject Alliance to a material tax under Code Section 4976(a); (iii) each and every Alliance Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such Alliance Welfare Plan (including any such plan covering former employees of Alliance or any Alliance Subsidiary) may be amended or terminated by Alliance or NHSB or NEWCO on or at any time after the Effective Date without incurring liability to participants in such Plan thereunder except as required to satisfy the terms of the Plan.

4.15     Certain Contracts.

      4.15.1  Except for this Agreement, and those agreements and other documents which have been filed as exhibits to Alliance’s Securities Documents or set forth in the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) any collective bargaining agreement with any labor union relating to employees of Alliance or any Alliance Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by Alliance or Tolland; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Alliance or any Alliance Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts

Back to Contents

established in the ordinary course of business and transactions in “federal funds” or which contain financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Alliance or any Tolland Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of Alliance or Tolland to engage in any type of banking or bank-related business which Alliance or Tolland is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Alliance or any Alliance Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

      4.15.2  Each real estate lease that may require the consent of the lessor or its agent resulting from the Merger or any prior merger of Tolland by virtue of a legal conclusion, prohibition or restriction relating to assignment, by operation of law or otherwise, or change in control, is listed in ALLIANCE DISCLOSURE SCHEDULE 4.15.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither Alliance nor any Alliance Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

      4.15.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.15.1 and 4.15.2, are listed on ALLIANCE DISCLOSURE SCHEDULE and are in full force and effect on the date hereof and neither Alliance nor any Alliance Subsidiary (nor, to the Knowledge of Alliance, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on Section 14.5.2 of the ALLIANCE DISCLOSURE SCHEDULE, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement to which Alliance or any Alliance Subsidiary is a party or under which Alliance or any Alliance Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

4.16     Brokers and Finders.  Except as set forth in Section 4.16 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

4.17     Insurance.  Section 4.17 of the ALLIANCE DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by Alliance or any Alliance Subsidiary as of the date

Back to Contents

hereof and any claims thereunder in excess of $25,000 since December 31, 1999. Except as set forth in Section 4.17 of the ALLIANCE DISCLOSURE SCHEDULE, since December 31, 1999, neither Alliance nor any Alliance Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefore because of an event at Alliance or at an Alliance Subsidiary, or has any reason to believe or received any written notice that any such insurance coverage will be terminated or the premiums therefor increased because of such an event at Alliance or at an Alliance Subsidiary.

4.18     Properties.  Section 4.18 of the ALLIANCE DISCLOSURE SCHEDULE sets forth the street address of all real property in which Alliance or any Alliance Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any Alliance Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by Alliance or any Alliance Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on Alliance’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of Alliance and each Alliance Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of Alliance contained in the Alliance Financial Statements dated December 31, 2002 or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of Alliance contained in the Alliance Financial Statements dated December 31, 2002. All real and personal property leased or licensed by Alliance or any Alliance Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 4.18 of the ALLIANCE DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time.

4.19     Labor.  No work stoppage involving Alliance or any Alliance Subsidiary is pending or, to the Knowledge of Alliance, threatened. Except as set forth in Section 4.19 of the ALLIANCE DISCLOSURE SCHEDULE, neither Alliance nor any Alliance Subsidiary is involved in, or to the Knowledge of Alliance, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. Employees of Alliance and the Alliance Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of Alliance, there have been no efforts to unionize or organize any employees of Alliance or any Alliance Subsidiary.

4.20     Certain Transactions.  Since December 31, 2002, neither Alliance nor any Alliance Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Alliance Disclosure Schedule.

Back to Contents

4.21     Fairness Opinion.  Alliance has received a written opinion from Friedman, Billings, Ramsey & Co. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the shareholders of Alliance pursuant to this Agreement is fair to such shareholders from a financial point of view and Friedman, Billings, Ramsey & Co. has consented to the inclusion of such written opinion in the Proxy Statement-Prospectus.

4.22     Loan Portfolio.

      4.22.1  The allowance for possible losses reflected in Alliance’s audited consolidated statement of financial condition contained in the Alliance Financial Statements dated December 31, 2002 was, and the allowance for possible losses shown on the balance sheets in Alliance’s Securities Documents for periods ending after December 31, 2002 will be, as of the dates thereof, in accordance with GAAP and consistent with Alliance’s past practices.

      4.22.2  Section 4.22.2 of the ALLIANCE DISCLOSURE SCHEDULE sets forth a listing, as of five (5) Business Days prior to the date of this Agreement, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch list”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by Alliance or any Alliance Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 4.22 may exclude the listing of any individual loan with an outstanding principal balance of less than $25,000.

      4.22.3  All loans receivable (including discounts) and accrued interest entered on the books of Alliance and the Alliance Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Alliance’s or the appropriate Alliance Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE SCHEDULE. Except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE SCHEDULE , the loans, discounts and the accrued interest reflected on the books of Alliance and the Alliance Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the ALLIANCE DISCLOSURE

Back to Contents

SCHEDULE, and other than loans pledged to the FHLB of Boston, all such loans are owned by Alliance or the appropriate Alliance Subsidiary free and clear of any liens.

      4.22.4  All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 4.22.3 hereof are, in all respects, valid, true and genuine, and what they purport to be.

4.23     Required Vote; Inapplicability of Anti-takeover Statutes.

      4.23.1  The Board of Directors of Alliance has approved the acceptance by Alliance and Tolland of the offer of NHSB to enter into this Agreement and the Bank Merger Agreement and has approved Alliance and Tolland entering into this Agreement and Tolland entering into the Bank Merger Agreement, and the transactions contemplated hereby and thereby. The affirmative vote of the holders of a majority of the shares of Alliance Common Stock entitled to vote is necessary to approve this Agreement and the transactions contemplated hereby (including the Bank Merger) on behalf of Alliance.

      4.23.2  No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation or provision of Alliance’s Certificate of Incorporation or By-Laws is applicable to this Agreement and the transactions contemplated hereby.

4.24     Material Interests of Certain Persons.  Except as set forth in Section 4.24 of the ALLIANCE DISCLOSURE SCHEDULE, no officer or director of Alliance or an Alliance Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Alliance or any of the Alliance Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, Alliance or any Alliance Subsidiary.

4.25     Joint Ventures.  Section 4.25 of the ALLIANCE DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which Alliance or any Alliance Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of Alliance or any Alliance Subsidiary to invest in such Joint Venture.

4.26     Intellectual Property.  Except as set forth in Section 4.26 of the ALLIANCE DISCLOSURE SCHEDULE, Alliance and each Alliance Subsidiary own or possess valid and binding licenses and other rights to use without payment of any material amount all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material that are used in their businesses (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the ALLIANCE DISCLOSURE SCHEDULE. Neither Alliance nor any Alliance Subsidiary has any material

Back to Contents

undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which Alliance or any Alliance Subsidiary is a party and pursuant to which Alliance or any Alliance Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of any Alliance or any Alliance Subsidiary product.

4.27     Disclosures.  None of the representations and warranties of Alliance and Tolland or any of the written information or documents furnished or to be furnished by Alliance or Tolland to NHSB in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NHSB

NHSB represents and warrants to Alliance that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the NHSB DISCLOSURE SCHEDULE delivered by NHSB to Alliance on the date hereof. Unless otherwise specified, any reference to NHSB in this Article V shall include NEWCO and any direct or indirect Subsidiary of NHSB.

5.1     Capital Structure.  As of the date hereof, NHSB is a Connecticut chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock. Subject to the provisions of Section 11.4(b) hereof, NHSB will timely and diligently prosecute the Conversion to completion, and upon consummation of the Conversion, NHSB will be a duly organized Connecticut chartered savings bank in stock form and will have authorized capital stock as set forth in its Certificate of Incorporation.

5.2     Organization, Standing and Authority of NHSB.

      5.2.1  NHSB is a mutual savings bank duly organized, validly existing and in good standing under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on NHSB. The deposit accounts of NHSB are insured by the FDIC through the BIF to the maximum extent permitted by the FDIA. NHSB has paid all premiums and assessments required by the FDIC. NHSB has heretofore delivered to Alliance and has included as Section 5.2.1 of the NHSB DISCLOSURE SCHEDULE true,

Back to Contents

complete and correct copies of the Certificate of Incorporation and Bylaws of NHSB as in effect on the date hereof.

      5.2.2  At the Effective Time, NEWCO will be duly organized and validly existing under the DGCL.

      5.2.3  NHSB is a member in good standing of the FHLB of Boston and owns the requisite amount of stock therein.

5.3     Authorized and Effective Agreement.

      5.3.1  NHSB has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Conversion and/or the Plan by the Corporators) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of NHSB except for approval of the Conversion and/or the Plan by the Corporators and approval of the Offering by the Board of Directors. This Agreement has been duly and validly executed and delivered by NHSB and, assuming due authorization, execution and delivery by Alliance and Tolland, constitutes the legal, valid and binding obligation of NHSB, enforceable against NHSB in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

      5.3.2  Neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated hereby or thereby (including the Conversion) nor compliance by NHSB with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of NHSB, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of NHSB pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NHSB is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental, Corporator, and Board of Director approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to NHSB.

      5.3.3  Except for (i) the filing of applications and notices with, and the consents and approvals of, the applicable Bank Regulators, (ii) the filing and effectiveness of the Conversion Registration Statement with the SEC in connection with the Conversion and the Merger Registration Statement with the SEC in connection with the Merger, (iii) the approval of the Conversion and/or the Plan by the requisite vote of the Corporators, (iv) the filing of certificates of merger with the Secretary of State of the State of Delaware pursuant to the DGCL in connection with the Merger, (v) the filing of a copy of the Bank Merger Agreement and the approval of the commissioner of the Connecticut Department of Banking with the Connecticut

Back to Contents

Secretary of the State in connection with the Bank Merger, and (vi) compliance with applicable state securities or “blue sky” laws, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of NHSB in connection with the execution and delivery of this Agreement or the Bank Merger Agreement, the consummation of the Merger by NEWCO, and the consummation of the Bank Merger by NHSB.

      5.3.4  As of the date hereof, NHSB has no Knowledge of any reasons relating to NHSB (including without limitation Community Reinvestment Act compliance) why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement and the Bank Merger Agreement as shall be necessary for (i) consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, and (ii) the continuation by NEWCO and NHSB after the Effective Time of the business of NHSB carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of NHSB, could have a Material Adverse Effect on the business of NHSB.

5.4     Regulatory Reports.  Since March 31, 2000, NHSB has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations in all material respects. Except as set forth in Section 5.4 of the NHSB DISCLOSURE SCHEDULE, in connection with the most recent federal and state Bank Regulator examinations of NHSB, NHSB was not required to correct or change any action, procedure or proceeding which NHSB believes has not been corrected or changed as required as of the date hereof.

5.5     Financial Statements.

      5.5.1  NHSB has previously delivered or made available to Alliance accurate and complete copies of the NHSB Financial Statements which, in the case of audited NHSB Financial Statements, are accompanied by the audit reports of its independent public accountants. The NHSB Financial Statements referred to herein fairly present or will fairly present in each case in all material respects, the consolidated financial condition of NHSB as of the respective dates set forth therein, and the consolidated results of operations and cash flows of NHSB for the respective periods or as of the respective dates set forth therein.

      5.5.2  Each of the NHSB Financial Statements referred to in Section 5.5.1 has been or will be, as the case may be, prepared in accordance with GAAP during the periods involved (except in the case of unaudited interim NHSB Financial Statements, the absence of footnotes and customary year-end adjustments). The audits of NHSB and NHSB Subsidiaries have been conducted in accordance with generally accepted auditing standards. The books and records of NHSB and the NHSB Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of NHSB and its Subsidiaries. The minute books of NHSB and each NHSB Subsidiary contain complete and accurate records of all meetings and other corporate actions of their Boards

Back to Contents

of Directors (including all committees for which minutes are generally maintained) authorized at such meetings held or taken since March 31, 2000 through the date of this Agreement.

      5.5.3  Except (i) as set forth in Section 5.5.3 of the NHSB DISCLOSURE SCHEDULE, (ii) as reflected, disclosed or provided for in the NHSB Financial Statements as of March 31, 2003 (including related notes), (iii) for liabilities incurred since March 31, 2003 in the ordinary course of business and (iv) liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither NHSB nor any NHSB Subsidiary has any liabilities, whether absolute, accrued, contingent or otherwise, material to the financial condition, results of operations or business of NHSB on a consolidated basis that would be required in accordance with GAAP to be reflected on an audited consolidated balance sheet of NHSB or the notes thereto.

5.6     Material Adverse Change.  Since January 1, 2003, to the date hereof NHSB and each NHSB Subsidiary has conducted its respective business in the ordinary and usual course (excluding the incurrence of expenses in connection with this Agreement, and the transactions contemplated hereby and excluding the incurrence of expenses in connection with the merger transaction agreement with Connecticut Bancshares, Inc. and the transactions contemplated therein ), and no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NHSB.

5.7     Environmental Matters.

      5.7.1.  Except as set forth in Section 5.7.1 of the NHSB DISCLOSURE SCHEDULE, with respect to NHSB and each NHSB Subsidiary:

      (a)  To NHSB’s Knowledge, each of NHSB and the NHSB Subsidiaries, the Participation Facilities the Loan Properties are, and at all times have been, in full compliance with, and are not in violation of or liable under, any Environmental Laws;

      (b)  NHSB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to NHSB’s Knowledge, there is no such action threatened, and there is no basis to expect any action before any court, governmental agency or other forum against it or any of the NHSB Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site currently or formerly owned, leased or operated by it or any of the NHSB Subsidiaries or any Participation Facility or (z) with respect to any property at or to which Material of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by NHSB or any NHSB Subsidiary or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

      (c)  NHSB has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to

Back to Contents

NHSB’s Knowledge, no such action is threatened, and there is no basis to expect any action before any court, governmental agency or other forum relating to or against any Loan Property (or NHSB or any of the NHSB Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

      (d)  To NHSB’s Knowledge, the real properties, leasehold or other interest in real property currently or formerly owned or operated by NHSB or any NHSB Subsidiary (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

      (e)  Neither NHSB nor any NHSB Subsidiary has received (and there is no basis to expect ) any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

      (f)  To NHSB’s Knowledge, there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by NHSB or any of the NHSB Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any properties currently or formerly owned or operated by NHSB or any of the NHSB Subsidiaries or any Participation Facility; and

      (g)  To NHSB’s Knowledge, during the period of (s) NHSB’s or any of the NHSB Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (t) NHSB’s or any of the NHSB Subsidiaries’ participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties. To NHSB’s Knowledge, prior to the period of (x) NHSB’s or any of the NHSB Subsidiaries’ ownership or operation of any of their respective currently or formerly owned or operated properties or (y) NHSB’s or any of NHSB Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

      5.7.2  Except as set forth in Section 5.7.2 of the NHSB DISCLOSURE SCHEDULE, NHSB does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned or leased by NHSB or any NHSB Subsidiary or any Participation Facility. NHSB has delivered to Alliance true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

      5.7.3  Except as set forth in Section 5.7.3 of the NHSB DISCLOSURE SCHEDULE, no real property currently or formerly owned or leased by NHSB or any NHSB Subsidiary, and, to NHSB’s Knowledge, no Loan Property and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut

Back to Contents

Transfer Act, Connecticut General Statutes Section 22a-134 et seq. No condition exists at any real property currently or formerly owned or leased by NHSB or any NHSB Subsidiary, or, to NHSB’s Knowledge, any Loan Property or any Participation Facility that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies Sections 22a-133k-1 et seq.

5.8     Tax Matters.

      5.8.1     Except as set forth in Section 5.8.1 of the NHSB DISCLOSURE SCHEDULE, NHSB and each NHSB Subsidiary has duly filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time with respect to Taxes required to be paid through the Effective Time. NHSB and each NHSB Subsidiary have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time. Neither NHSB nor any NHSB Subsidiary will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by NHSB or any NHSB Subsidiary is pending or, to NHSB’s Knowledge, threatened and to the best of NHSB’s knowledge, there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

      5.8.2  NHSB and each NHSB Subsidiary has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, and to its Knowledge for any independent contractor, creditor, or other third party.

      5.8.3  All Tax Returns filed by NHSB and its Subsidiaries are complete and accurate. Neither NHSB nor any NHSB Subsidiary is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 5.8.3 of the NHSB DISCLOSURE SCHEDULE, there is no pending Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation with respect to NHSB or any NHSB Subsidiary, and there are no deficiencies for any Tax, assessment or governmental charge that, to NHSB’s Knowledge, have been proposed, asserted or assessed (tentatively or otherwise) against NHSB or any NHSB Subsidiary as a result of any Tax audit examination, Tax deficiency assessment, or Tax or governmental charges investigation which have not been settled and paid. There are currently no agreements in effect with respect to NHSB or any NHSB Subsidiary to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by NHSB and its Subsidiaries with respect to any Tax matter currently in force.

Back to Contents

5.9     Legal Proceedings.  Except as set forth in Section 5.9 of the NHSB DISCLOSURE SCHEDULE, there are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of NHSB or any NHSB Subsidiary, threatened against NHSB or any NHSB Subsidiary or against any asset, interest or right of NHSB or any NHSB Subsidiary, or against any officer, director or employee of any of them, and neither NHSB nor any NHSB Subsidiary is a party to any unsatisfied order, judgment or decree.

5.10     Compliance with Laws.

      5.10.1  Each of NHSB and the NHSB Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the best knowledge of NHSB, no suspension or cancellation of any of the same is threatened.

      5.10.2  Except as set forth in Section 5.10.2, or Section 5.9 as to Environmental Laws, of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is in violation of its respective Certificate of Incorporation, Charter or other chartering instrument or Bylaws, or has received written notice of any uncured violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, Environmental Law, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of NHSB, NHSB along with its executive officers and directors is not in violation of any Securities Laws; and neither NHSB nor any NHSB Subsidiary has received any written notice or communication from any federal, state or local governmental authority asserting that NHSB or any NHSB Subsidiary is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all respects. Neither NHSB nor any NHSB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks or holding companies), and none of them has received any written communication requesting that it enter into any of the foregoing. Since March 31, 2000, no regulatory agency has initiated or continued any proceeding or, to the Knowledge of NHSB, investigation into the business or operations of NHSB, or any NHSB Subsidiary. NHSB has not received any objection from any regulatory agency to NHSB’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of NHSB or any of the NHSB Subsidiaries.

5.11     Employee Benefit Plans.

      5.11.1  NHSB has set forth in Section 5.11.1 of the NHSB DISCLOSURE SCHEDULE all NHSB Employee Plans, and NHSB has previously made available to Alliance

Back to Contents

accurate and complete copies of the same together with (i) Schedule B forms and the actuarial and audited financial reports prepared with respect to any qualified plans for the last three (3) plan years, (ii) the annual reports filed with any governmental agency for any qualified or non-qualified plans for the last three (3) plan years, (iii) the Summary Annual Report provided to Participants for the last three (3) plan years; and (iv) all rulings and determination letters and any open requests for rulings or letters that pertain to any qualified plan.

      5.11.2  None of NHSB, any NHSB Subsidiary, any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by any of them and intended to be qualified under Section 401 of the Code or, to NHSB’s Knowledge, any fiduciary of such plan has incurred any liability to the PBGC (except for premiums payable in the ordinary course) or the Internal Revenue Service with respect to any employee benefit plan of NHSB or any NHSB Subsidiary. In the last five (5) years, no reportable event under Section 4043(b) of ERISA has occurred with respect to any such pension plan, other than the transactions contemplated by this Agreement or events notice of which has been waived by regulations under Section 4043(b) of ERISA.

      5.11.3  Except as set forth in Section 5.11.3 of the NHSB Disclosure Schedule: (a) neither NHSB nor any NHSB Subsidiary participates in or has incurred any liability under Section 4201 of ERISA for a complete or partial withdrawal from a multi-employer plan (as such term is defined in ERISA); (b) no liability under Title IV of ERISA has been incurred by NHSB or any NHSB Subsidiary with respect to any NHSB Employee Plan which is subject to Title IV of ERISA, or with respect to any “single-employer plan” (as defined in Section 4001(a) of ERISA and which is subject to Title IV of ERISA) (“NHSB Defined Benefit Plan”) currently or formerly maintained by NHSB or any entity which is considered an affiliated employer with NHSB under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”) since the effective date of ERISA that has not been satisfied to the extent required by ERISA from time to time; (c) no NHSB Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof that has not or will not be funded within the time provided under Section 302(c) (10) of ERISA; (d) the fair market value of the assets of each NHSB Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a) (16) of ERISA) under such NHSB Defined Benefit Plan as of the end of the most recent plan year with respect to the respective NHSB Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such NHSB Defined Benefit Plan as of the date hereof; (e) neither NHSB nor any ERISA Affiliate has provided, or is required to provide, security to any NHSB Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a) (29) of the Code; (f) neither NHSB nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA, on or after September 26, 1980; (g) neither NHSB, nor any ERISA Affiliate, nor any NHSB Employee Plan, including any NHSB Defined Benefit Plan, nor any trust created thereunder has engaged in a transaction in connection with which NHSB, any ERISA Affiliate, and any NHSB Employee Plan, including any NHSB Defined Benefit Plan, any such trust or any trustee or administrator thereof, is subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

Back to Contents

      5.11.4  A favorable determination letter has been issued by the Internal Revenue Service, with respect to each NHSB Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is intended to qualify under Section 401 of the Code (an “NHSB Pension Plan”), to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to NHSB’s Knowledge, is threatened to be revoked, and NHSB does not know of any ground on which such revocation may be based. Except as set forth in Section 5.11.4 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of March 31, 2003 under GAAP, which was not reflected on the consolidated statement of financial condition of NHSB at March 31, 2003 included in the NHSB Financial Statements. All contributions required to be made under the terms of any such plan have been made on a timely basis in all material respects.

      5.11.5  Except as specifically identified in Section 5.11.5 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary has any obligations for post-retirement or post-employment benefits under any NHSB Employee Plan, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time, under the terms of each NHSB Employee Plan or ERISA except where the failure to make such payment or accrual would not result in a Material Adverse Effect to NHSB.

      5.11.6  The NHSB Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

      5.11.7  There are no pending or, to the Knowledge of NHSB, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the NHSB Employee Plans or any trust related thereto or any fiduciary thereof.

      5.11.8  Except as set forth in Section 5.11.11 of the NHSB DISCLOSURE SCHEDULE, with respect to any NHSB Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “NHSB Welfare Plan”): (i) each such NHSB Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject NHSB to a material tax under Code Section 4976(a); (iii) each and every NHSB Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) is in material compliance with the applicable requirements of Code Section 4980B; and (iv) each such NHSB Welfare Plan (including any such plan covering former employees of NHSB or any NHSB Subsidiary) may be amended or terminated by NHSB or NHSB or NEWCO on or at any time

Back to Contents

after the Effective Date without incurring liability to participants in such plan thereunder except as required to satisfy the terms of the Plan.

5.12     Brokers and Finders.  Except as set forth in Section 5.12 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated hereby.

5.13     Insurance.  Section 5.13 of the NHSB DISCLOSURE SCHEDULE sets forth all policies of insurance maintained by NHSB or any NHSB Subsidiary as of the date hereof and any claims thereunder in excess of $25,000 since March 31, 2000. Since March 31, 2000, neither NHSB nor any NHSB Subsidiary has received any notice of termination of any such insurance coverage or increase in the premiums therefor because of an event at NHSB or at an NHSB Subsidiary, or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased because of an event at NHSB or at an NHSB Subsidiary except for anticipated premium increases as a result of the Conversion, the Merger and the proposed merger with Connecticut Bancshares, Inc.

5.14     Properties.  Section 5.14 of the NHSB DISCLOSURE SCHEDULE sets forth the street address of all real property in which NHSB or any NHSB Subsidiary has an ownership or leasehold interest, (specifying, as to each, whether owned or leased and the date such lease expires), and identifies all properties on which any NHSB Subsidiary operates a bank branch. All real property and all personal property integral to the conduct of a banking business owned by NHSB or any NHSB Subsidiary or presently used by any of them in its respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on NHSB’s and its Subsidiaries’ business in the ordinary course of business consistent with their past practices. Each of NHSB and each NHSB Subsidiary has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of such properties and assets, real and personal, reflected on the consolidated statement of financial condition of NHSB contained in the NHSB Financial Statements dated March 31, 2003, or acquired, through merger of otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of NHSB contained in the NHSB Financial Statements dated March 31, 2003. All real and personal property leased or licensed by NHSB or any NHSB Subsidiary are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms and, except as set forth in Section 5.14 of the NHSB DISCLOSURE SCHEDULE, no such real property lease will terminate or lapse prior to the Effective Time.

5.15     Labor.  No work stoppage involving NHSB or any NHSB Subsidiary is pending or, to the Knowledge of NHSB, threatened. Except as set forth in Section 5.15 of the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is involved in, or to the Knowledge of NHSB, threatened with or affected by, any labor dispute, arbitration, lawsuit or

Back to Contents

administrative proceeding involving its employees. Employees of NHSB and the NHSB Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and, to the Knowledge of NHSB, there have been no efforts to unionize or organize any employees of NHSB or any NHSB Subsidiary.

5.16     Certain Transactions.  Since March 31, 2003, neither NHSB nor any NHSB Subsidiary has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 5.16 of the NHSB DISCLOSURE SCHEDULE.

5.17     Loan Portfolio.

      5.17.1  The allowance for possible losses reflected in NHSB’s audited consolidated statement of financial condition contained in the NHSB Financial Statements dated March 31, 2003 was, and the allowance for possible losses shown on the balance sheets in NHSB’s Securities Documents for periods ending after March 31, 2003 will be, as of the dates thereof, in accordance with GAAP and consistent with NHSB’s past practices.

      5.17.2  Section 5.17.2 of the NHSB DISCLOSURE SCHEDULE sets forth a listing, as of five (5) Business Days prior to the date of this Agreement, by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Management Attention”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Impaired” (as contemplated under FAS 114), “Criticized”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by NHSB or any NHSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Section 5.17.2 of the NHSB DISCLOSURE SCHEDULE may exclude any individual loan with an outstanding principal balance of less than $25,000.

      5.17.3  All loans receivable (including discounts) and accrued interest entered on the books of NHSB and the NHSB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of NHSB’s or the appropriate NHSB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in Section 5.17.3 of the NHSB DISCLOSURE SCHEDULE. The loans, discounts and the accrued interest reflected on the books of NHSB and the NHSB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by

Back to Contents

bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 5.17.3 of the NHSB DISCLOSURE SCHEDULE, all such loans are owned by NHSB or the appropriate NHSB Subsidiary free and clear of any liens.

      5.17.4  All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to the notes or other forms of indebtedness contemplated in Section 5.17.3 are, in all respects, valid, true and genuine, and what they purport to be.

5.18     Director Vote.  The Board of Directors of NHSB has approved entering into this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby.

5.19     Disclosures.  None of the representations and warranties of NHSB or any of the written information or documents furnished or to be furnished by NHSB to Alliance in connection with or pursuant to this Agreement or the consummation of the transactions contemplated hereby (including the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.20     Certain Contracts.

      5.20.1  Except for this Agreement, and those agreements and other documents set forth in the NHSB DISCLOSURE SCHEDULE, neither NHSB nor any NHSB Subsidiary is a party to, bound by or subject to (i) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (ii) any collective bargaining agreement with any labor union relating to employees of NHSB or any NHSB Subsidiary; (iii) any agreement which by its terms limits the payment of dividends by NHSB or any NHSB Subsidiary; (iv) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which NHSB or any NHSB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank of Boston advances, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to NHSB or any NHSB Subsidiary; (v) any contract (other than this Agreement) limiting the freedom, in any material respect, of NHSB or any NHSB Subsidiary to engage in any type of banking or bank-related business which NHSB or any NHSB Subsidiary is permitted to engage in under applicable law as of the date of this Agreement or (vi) any agreement, contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by NHSB or any NHSB Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

Back to Contents

      5.20.2  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 5.20.1 which have been made available to Alliance on or before the date hereof, are listed on NHSB DISCLOSURE SCHEDULE and are in full force and effect on the date hereof and neither NHSB nor any NHSB Subsidiary (nor, to the Knowledge of NHSB, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Subject to obtaining any comments that may be required as a result of the transactions contemplated by this Agreement, except as listed on NHSB DISCLOSURE SCHEDULE, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. No contract, or similar agreement or arrangement to which NHSB or any NHSB Subsidiary is a party or under which NHSB or any NHSB Subsidiary may be liable contains provisions which permit an independent contractor to terminate it without cause and continue to accrue future benefits thereunder.

5.21     Material Interests of Certain Persons.  Except as set forth in Section 5.21 of the NHSB DISCLOSURE SCHEDULE, no officer or director of NHSB or an NHSB Subsidiary, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of NHSB or any of the NHSB Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, NHSB or any NHSB Subsidiary.

5.22     Joint Ventures.  Section 5.22 of the NHSB DISCLOSURE SCHEDULE sets forth (i) the identities of all Joint Ventures in which NHSB or any NHSB Subsidiary is participating, (ii) the agreements relating to such Joint Ventures, (iii) the identities of the other participants in the Joint Venture, (iv) the percentage of the Joint Venture owned by each participant, (v) copies of the most recent available financial statements (on an audited basis if available) of such Joint Ventures, and (vi) the amount of the investment or contractually binding commitment of NHSB or any NHSB Subsidiary to invest in such Joint Venture.

ARTICLE VI

COVENANTS OF ALLIANCE AND TOLLAND

6.1     Conduct of Business.

      6.1.1     Affirmative Covenants.  Except with the written consent of NHSB, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, Alliance will operate its business, and it will cause each of the Alliance Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and

Back to Contents

voluntarily take no action which would or be reasonably likely to (i) materially and adversely affect the ability of Alliance or Tolland to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) materially and adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement.

      6.1.2     Negative Covenants.  Alliance agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by NHSB in writing, Alliance will not, and will cause each of the Alliance Subsidiaries not to:

      (a)  change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

      (b)  change the number of shares of its authorized capital stock;

      (c)  issue any capital stock or issue or grant any option (other than those subject to preexisting vesting schedules), restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Alliance or any of the Alliance Subsidiaries, or any securities convertible into shares of such stock; except that Alliance may issue shares of Alliance Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding Options exercised prior to the Effective Date under and in accordance with the terms of the Alliance Option Plans described in Section 4.1 hereof, provided, however, for the purposes of such Alliance Option Plans, NHSB will not object to Alliance determining that a “Change of Control” under the terms of any such Alliance Option Plan shall have occurred prior to the Effective Time;

      (d)  effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

      (e)  declare or pay any dividends or other distributions with respect to its capital stock except for dividends paid by any Alliance Subsidiary to Alliance, and except for a quarterly cash dividend not to exceed $0.075 per share through December 31, 2003 and $0.085 per share thereafter, with payment and record dates consistent with past practice. The Board of Directors of Alliance shall cause its last quarterly dividend record date prior to the Effective Time to occur on the day immediately preceding the Effective Date (the “Final Dividend Record Date”) with the dividend amount to be calculated as follows: the sum of $0.34 divided by 365, multiplied by the number of days between the Final Dividend Record Date and the record date of the immediately preceding dividend paid by Alliance;

      (f)  enter into or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

Back to Contents

      (g)  except in the ordinary course of business consistent with past practice, including borrowings from the Federal Home Loan Bank of Boston, or as reflected in the budget for the current fiscal year set forth in Section 6.1.2(g) of the ALLIANCE DISCLOSURE SCHEDULE, incur any liabilities or obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument (other than borrowings not exceeding the amount reflected on the balance sheet contained in the Alliance Financial Statements as of December 31, 2002), or acquire any equity, debt, or except in the ordinary course of business consistent with past practice, other investment securities;

      (h)  make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, except pursuant to (i) binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the ALLIANCE DISCLOSURE SCHEDULE; (ii) expenditures contemplated in the budget for the current fiscal year set forth in Section 6.1.2(h) of the ALLIANCE DISCLOSURE SCHEDULE; or (iii) except for expenditures reasonable and necessary to replace existing assets or to maintain assets in good repair;

      (i)  except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed in Section 6.1.2(i) of the ALLIANCE DISCLOSURE SCHEDULE, and the renewal of existing lines of credit to non-criticized borrowers/ relationships, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any borrower or borrowing relationship in excess of $2.0 million. In addition, the following require the prior consent of NHSB: a residential loan of $750 thousand or greater; a consumer loan of $250 thousand or greater; any new monies extended to currently or previously criticized borrowers or borrowing relationships (unless the criticism has been corrected); any loan the approval for which requires an exception to Tolland’s loan policy as it exists at the date of this Agreement; commercial business loan of a high risk nature including but not limited to restaurants, gas stations, marinas, or condominium associations; any commercial real estate loan for a special use property, including but not limited to loans for development or construction of hotels/motels, golf courses, or assisted living units; and any construction loan on a speculative basis. Notwithstanding the $2 million limitation above, the limitation on total credit to borrowing relationships of existing borrowers may be up to $3.5 million in the aggregate if approved by (i) either Alliance’s loan committee or Alliance’s Board of Directors and (ii) NHSB (through written or oral consent provided by an NHSB representative attending the subject Board or Committee meeting at which the loan is approved);

      (j)  (i)  grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 4%; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and in consultation with the Chief Operating Officer of NHSB; enter into any employment, severance or similar agreements or arrangements with any director or employee; except for non-discretionary payments required by agreements existing as of the date hereof and specific year-end bonuses consistent with past practice set forth on Schedule 6.1.2.(j)(i) of the ALLIANCE DISCLOSURE SCHEDULE, grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or

Back to Contents

incentive to its directors or to its officers; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2 (j)(i) of the ALLIANCE DISCLOSURE SCHEDULE, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Alliance Employee Plan not in the ordinary course of business consistent with past practice; or

(ii)  increase the number of (A) non-officer personnel employed by Alliance or any Alliance Subsidiary over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the ALLIANCE DISCLOSURE SCHEDULE, or (B) officers employed by Alliance or any Alliance Subsidiary over the number of such officers currently so employed, without the prior consent of NHSB’s Chief Operating Officer which consent will not be unreasonably withheld, conditioned or delayed.

      (k)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

      (l)  make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with customary banking practices;

      (m)  subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

      (n)  make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

      (o)  enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions other than to hedge forward loan sale commitments in the ordinary course of business consistent with past practices;

      (p)  take any action that would result in the representations and warranties of Alliance and Tolland contained in this Agreement not being true and correct on the date of this Agreement or at the Closing Date;

      (q)  invest in or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

      (r)  Except as may be required by changes in applicable law or regulations or in GAAP, make any change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon

Back to Contents

or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies without the prior consent of NHSB;

      (s)  waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Alliance or any Alliance Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

      (t)  other than required purchases of FHLB stock, purchase any equity securities other than Trust Preferred stock; or purchase any other security for its investment portfolio which is either below Grade A or inconsistent with Alliance’s or any Alliance Subsidiary’s current investment policy, or otherwise materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities (changes in mix, maturity or interest rate risk profile arising from (a) sale of all or part of the equity securities portfolio, (b) changes in open-market interest rates, or (c) changes in prepayment speeds in collateralized mortgage obligations or mortgage-backed securities are not subject to the limitations of this Section 6.1.2(t));

      (u)  other than in the ordinary course of business and consistent with past practice in connection with a passive investment corporation subsidiary, enter into, renew, extend or modify any other transaction with any Affiliate;

      (v)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of a severance payment to any individual under any employment or severance agreement or similar agreement, provided that if Alliance or any Alliance Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to severance or other compensation, the termination shall not be deemed to be a violation of this Agreement;

      (w)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any Alliance Employee Plan, provided that if Alliance or any Alliance Subsidiary in good faith terminates any employee believing it is a for cause termination, and the employee ultimately is determined to be entitled to acceleration of any payment, the termination shall not be deemed to be a violation of this Agreement;

      (x)  without the prior consultation and consent, not to be unreasonably withheld, of NHSB’s Executive Vice President – Business Banking, acquire a participation of $1.0 million dollars or more in any loan that would properly be included in the Alliance Commercial and Industrial Loan Portfolio;

      (y)  enter into any new or depart from any existing line of business without the prior consent of NHSB’s Chief Operating Officer, which consent shall not be unreasonably withheld, conditioned or delayed;

Back to Contents

      (z)  materially increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in response to market conditions and in a manner and pursuant to policies consistent with past practices;

      (aa)  take any action, other than the election contemplated in Section 11.4(b)(i) hereof, that would prevent or impede the Merger or the Bank Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code;

      (bb)  take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

      (cc)  agree to do any of the foregoing.

6.2     Current Information.  During the period from the date of this Agreement to the Effective Time, Alliance will cause one or more of its representatives to confer with representatives of NHSB and report on the general status of its ongoing operations at such times as NHSB may reasonably request which reports shall include, but not be limited to, discussion of the possible termination by Alliance or Tolland of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Alliance or any of its Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Alliance shall not be obligated to take any such action prior to the Effective Time and, unless Alliance otherwise agrees, no conversion shall take place prior to the Effective Time. Alliance will promptly notify NHSB of any material change from the normal course of the business of Alliance or any Alliance Subsidiary or in the operation of the properties of Alliance or any Alliance Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving Alliance or any Alliance Subsidiary. Alliance will also provide NHSB such information with respect to such events as NHSB may reasonably request from time to time. Within twenty-five (25) days after the end of each month, Alliance will deliver to NHSB a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with its current financial reporting practices.

6.3     Access to Properties and Records.  In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, permit NHSB and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Alliance Subsidiaries, and shall disclose and make available to NHSB during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of Alliance or any Alliance Subsidiary relating to the assets, properties, operations, obligations and

Back to Contents

liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NHSB may have a reasonable interest; provided, however, that Alliance shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, Alliance and the Alliance Subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of (i) this Agreement or the transactions contemplated herein, or (ii) any third party proposal to acquire a controlling interest in Alliance. Alliance shall provide and shall request its auditors to provide NHSB with such historical financial information regarding Alliance and any Alliance Subsidiary (and related audit reports and consents) as NHSB may reasonably request for securities disclosure purposes. NHSB shall use reasonable efforts to minimize any interference with Alliance’s and any Alliance Subsidiary’s regular business operations during any such access to Alliance’s or any Alliance Subsidiary’s personnel, property, books or records. Alliance and its Subsidiaries shall permit NHSB, at NHSB’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by Alliance or any Alliance Subsidiary and, to the extent Alliance or the applicable Alliance Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. NHSB agrees to indemnify and hold harmless, Alliance, each Alliance Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by NHSB with respect to, any such real property under this Section.

6.4     Financial and Other Statements.

      6.4.1  Promptly upon receipt thereof, Alliance will furnish to NHSB copies of each annual, interim or special audit of the books of Alliance and the Alliance Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to Alliance by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of Alliance and the Alliance Subsidiaries made by such accountants and/or internal auditors.

      6.4.2  As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, Alliance will deliver to NHSB any and all Securities Documents filed by it with the SEC under the Securities Laws. As soon as practicable, Alliance will furnish to NHSB copies of all such financial statements and reports as it or any Alliance Subsidiary shall send to its shareholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

Back to Contents

      6.4.3  Alliance will advise NHSB promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Alliance or any of the Alliance Subsidiaries.

      6.4.4  Alliance will promptly furnish to NHSB such additional financial data as NHSB may reasonably request, including without limitation, detailed monthly loan reports.

6.5     Maintenance of Insurance.  Alliance shall continue to maintain, and shall cause its Subsidiaries to continue to maintain, such insurance in such amounts as are reasonable to cover such risks as are consistent with its past practices.

6.6     Disclosure Supplements.  From time to time prior to the Effective Time, Alliance and Tolland will promptly supplement or amend the ALLIANCE DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such ALLIANCE DISCLOSURE SCHEDULE or which is necessary to correct any information in such ALLIANCE DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such ALLIANCE DISCLOSURE SCHEDULE shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7     Consents and Approvals of Third Parties.  Alliance shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement. Without limiting the generality of the foregoing, Alliance shall utilize the services of a professional proxy soliciting firm to help obtain the shareholder vote required to be obtained by it hereunder.

6.8     Reasonable Best Efforts.  Subject to the terms and conditions herein provided, Alliance shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

6.9     Failure to Fulfill Conditions.  In the event that Alliance determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly so notify NHSB.

6.10     Acquisition Proposals.  (a) Alliance agrees that neither it nor any of Alliance’s Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal. Alliance further agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts in good faith to cause its and each such Subsidiary’s directors, officers,

Back to Contents

employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Alliance or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Alliance Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with NHSB; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the shareholders of Alliance, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Alliance Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law, (ii) the Alliance Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to the Alliance’s shareholders from a financial point of view than the Merger, and (iii) the shareholders of Alliance have not yet approved this Agreement at the Alliance Shareholders Meeting. An Acquisition Proposal which is received and considered by Alliance in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” Alliance agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Alliance agrees that it will notify NHSB orally within one (1) Business Day, with written notice to follow within three (3) Business Days thereafter, if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with Alliance or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep NHSB informed of any material developments with respect thereto immediately upon the occurrence thereof.

      (b)  In the event that the Board of Directors of Alliance determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify NHSB in writing of its intent to terminate this Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. NHSB shall have five Business Days to evaluate and respond to Alliance’s notice. If NHSB delivers to Alliance in writing prior to the expiration of the five Business Day period provided above (x) an amendment to Sections 3.1.2, 3.1.3 and 3.1.4 of this Agreement increasing the Merger Consideration to an amount, and (y) adjusting other material terms and conditions such that they are at least equal to that of such Superior Proposal (the “NHSB Amendment”), as determined by Alliance’s Board of Directors in the good faith exercise of its fiduciary duties after consultation with its financial

Back to Contents

advisors and counsel, then Alliance shall accept the NHSB Amendment and reject the Superior Proposal. Alliance shall have five Business Days to evaluate the NHSB Amendment.

      (c)  In the event that the Board of Directors of Alliance determines under Section 6.10(b) that the NHSB Amendment is not at least equal to the Superior Proposal, Alliance can terminate this Agreement in order to execute an Acquisition Agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to Alliance’s shareholders of, the Superior Proposal as provided in Section 11.1.8.

6.11     Board of Directors and Committee Meetings.  Commencing with the first meeting after the filing of the Merger Registration Statement with the SEC, Alliance and Tolland shall permit a representative of NHSB to attend any meeting of the Board of Directors of Alliance and/or Tolland or any committees thereof (provided that neither Alliance nor Tolland shall be required to permit the NHSB representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Alliance or Tolland). Alliance shall provide to NHSB (a) notice of any and all such meetings, which notice shall be no less timely than the notice required to be provided to Alliance’s or Tolland’s directors, and (b) copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to such meeting at such time as customarily provided to Alliance’s or Tolland’s directors, excluding, however, any materials pertaining to NHSB, the transactions contemplated by this Agreement, or any third party proposal to acquire a controlling interest in Alliance or Tolland.

6.12     Reserves and Merger-Related Costs.  Not earlier than sixty (60) days before the anticipated Effective Time, Alliance shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of Alliance and Tolland to those of NHSB (as such practices and methods are to be applied to Alliance and Tolland from and after the Closing Date) and NHSB’s plans with respect to the conduct of the business of Alliance and Tolland following the Merger and otherwise to reflect Merger-related expenses and costs incurred by Alliance, provided, however, that Alliance shall not be required to take such action unless NHSB agrees in writing that (i) all conditions to closing set forth in Sections 9.1 and 9.2 have been satisfied or waived (except for the expiration of any applicable waiting periods relating to any governmental approvals) and (ii) all opinions, certificates, letters and other documents to be received by NHSB, Alliance or Tolland on the Closing Date have been delivered into escrow fully signed, and subject only to the expiration of any governmental waiting period. Prior to the delivery by NHSB of the writing referred to in the preceding sentence, Alliance shall provide NHSB a written statement, certified without personal liability by the chief executive officer of Alliance and dated the date of such writing, that the representation made in Section 4.22.1 hereof with respect to Alliance’s allowance for possible loan losses is true as of such date in all material respects or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by Alliance or any Alliance Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by Alliance pursuant

Back to Contents

to this Section 6.12 if, in the opinion of Alliance’s independent auditors, such action would contravene GAAP.

6.13     Transaction Expenses of Alliance.

      6.13.1  For planning purposes, Alliance shall, within thirty (30) days from the date hereof, provide NHSB with Alliance’s estimated budget of transaction-related expenses reasonably anticipated to be payable by Alliance in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals. Alliance shall promptly notify NHSB if or when it determines that it expects to exceed its budget.

      6.13.2  Promptly after the execution of this Agreement, Alliance shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. Alliance shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

      6.13.3  Alliance shall advise NHSB monthly of all out-of-pocket expenses that Alliance has incurred in connection with the transactions contemplated by this Agreement (including the Bank Merger).

ARTICLE VII

COVENANTS OF NHSB

7.1     Disclosure Supplements.  From time to time prior to the Effective Time, NHSB will promptly supplement or amend the NHSB DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such NHSB DISCLOSURE SCHEDULE or which is necessary to correct any information in such NHSB DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such NHSB DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2     Consents and Approvals of Third Parties.  NHSB shall use its reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons, including the Corporators, necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Conversion.

7.3     Reasonable Best Efforts.  Subject to the terms and conditions herein provided, NHSB agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this

Back to Contents

Agreement and the Bank Merger Agreement, including the Conversion. It is NHSB’s intention that the Closing shall occur as soon as practicable following the consummation of the Conversion.

7.4     Failure to Fulfill Conditions.  In the event that NHSB determines that a condition to its obligation to complete the Merger or the Bank Merger Agreement cannot be fulfilled and that it will not waive that condition, it will promptly so notify Alliance.

7.5     NEWCO Organizational Documents.  On the Effective Date NEWCO will be a corporation duly organized and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets, to perform the transactions contemplated in this Agreement, and to carry on its business contemplated in this Agreement and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Following the organization of NEWCO and prior to the Effective Time, the Board of Directors thereof shall approve this Agreement and the transactions contemplated hereby, and NHSB shall cause NEWCO to execute and deliver an appropriate instrument of accession to this Agreement, whereupon NEWCO shall become a party to, and be bound by, this Agreement. On the Effective Date, NEWCO will be a bank holding company under the BHCA.

7.6     Employees and Employee Benefits.

      7.6.1  NHSB anticipates employing branch office customer service employees of Tolland and such other employees of Tolland as NHSB shall reasonably require for the conduct of NHSB’s business following the Effective Time. NHSB may, in its sole discretion, pay a retention bonus to certain key employees in an amount to be determined by NHSB in its sole discretion, in the event such employee remains in the employ of Alliance or Tolland through the Effective Time and/or becomes an employee of NHSB or NEWCO for a period of time to be negotiated between NHSB and each such key employee.

      7.6.2  Each employee of Tolland who remains employed by NEWCO or NHSB following the Effective Time (each, a “Continuing Employee”) shall be entitled to participate in (i) such of the employee benefit plans, deferred compensation arrangements, bonus or incentive plans and/or other compensation and benefit plans of Tolland that NEWCO or NHSB may continue for the benefit of Continuing Employees following the Effective Time and (ii) whatever employee benefit plans and other compensation and benefit plans that NEWCO or NHSB may maintain for the benefit of its similarly situated employees on an equitably equivalent basis, if such Continuing Employee is not otherwise then participating in a similar plan of Tolland then provided by NHSB or NEWCO. The parties hereto acknowledge that Continuing Employees shall be eligible to participate in any stock option plan, restricted stock plan, and/or ESOP which NEWCO implements subsequent to the Effective Time (“New Option Plan”) (subject to receipt of necessary corporate, regulatory and shareholder approvals) based upon the same criteria as other employees of NHSB or NEWCO, with any grants to be made pursuant to such plans with the goal of treating Continuing Employees pursuant to the same criteria and on the same terms as

Back to Contents

those generally applicable to employees who were employees of NHSB prior to the Effective Time. Continuing Employees shall be eligible to receive credit for service with Alliance and the Alliance Subsidiaries under any existing NHSB employee plan or any NHSB benefit plan in which such employees would be eligible to enroll for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Each Continuing Employee shall be credited with service as a Tolland employee for purposes of determining their status under NHSB’s policies with respect to vacation, sick and other leave. With respect to the NHSB defined benefit pension plan, each Continuing Employee shall be credited with service as a Tolland employee for purposes of determining eligibility under the early retirement, normal retirement and disability provisions of such plan. With respect to any NHSB plan which is a health, life or disability insurance plan, each Continuing Employee shall not be subject to any pre-existing condition limitation for conditions covered under such plans and each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred under any comparable Tolland plan for the year in which the Effective Time occurs. Nothing herein shall limit the ability of NHSB or NEWCO to amend or terminate any of the Alliance Employee Plans in accordance with their terms at any time after the Effective Time. At the Effective Time, NEWCO or NHSB shall become the plan sponsor of each Alliance Employee Plan. Alliance agrees to take or cause to be taken such actions as NEWCO or NHSB may reasonably request to give effect to such assumption. NEWCO or NHSB shall have the right and power at any time following the Effective Time to amend or terminate or cease benefit accruals under any Alliance Employee Plan or cause it to be merged with or its assets and liabilities to be transferred to a similar plan maintained by NEWCO or NHSB.

      7.6.3  Section 7.6.3 of the ALLIANCE DISCLOSURE SCHEDULE contains all employment and change of control, severance, deferred compensation, retirement and similar agreements, arrangements, policies or programs with any employee or director of Alliance or any Alliance Subsidiary (“Benefit Agreements”). At and following the Effective Time, NHSB and NEWCO shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations of Alliance existing as of the Effective Time under the Benefit Agreements, including without limitation bank-owned life insurance, other than those employment agreements, change in control agreements and supplemental executive retirement plans covered by the Termination and Release Agreements referenced in Section 7.6.4 hereof. NHSB acknowledges (i) that the consummation of the Merger will constitute a “change-in-control” of Alliance for purposes of any of the Benefit Agreements of Alliance (except where otherwise set forth in Section 7.6.3 of the Alliance Disclosure Schedule). Any employee or director of Alliance or any of its Subsidiaries who is a party to an agreement which has been set forth in Section 7.6.3 of the ALLIANCE DISCLOSURE SCHEDULE, excluding the employment agreements, change in control agreements and supplemental executive retirement plans covered by the Termination and Release Agreements referenced in Section 7.6.4 hereof (the “Executive Agreements”) who becomes entitled to benefits thereunder shall be entitled to receive the cash benefits payable under such agreement; provided, however, that the employee or director executes and delivers to NHSB an instrument in form and substance satisfactory to NHSB releasing NHSB and its affiliates from any further liability for monetary payments under such agreement. To the extent that an employee of Alliance or any of its Subsidiaries is entitled

Back to Contents

to the continued receipt of health insurance, life insurance, disability insurance, automobile allowance or other similar fringe benefits pursuant to an Executive Agreement, and such employee becomes an officer, employee or consultant of NEWCO or any of its Subsidiaries following the Effective Time and as a result becomes entitled to receive the same fringe benefits in his or her capacity as an officer, employee or consultant of NEWCO or any of its Subsidiaries, then the fringe benefits provided to such person shall be deemed to be provided in connection with such person’s service as an officer, employee or consultant of NEWCO or any of its Subsidiaries for so long as such person serves in such capacity and shall be in lieu of, and not in addition to (and for the sole purpose to avoid duplication of benefits), the same fringe benefits that would have otherwise been provided pursuant to the Executive Agreement.

      7.6.4  Concurrently with the execution of this Agreement by the parties hereto, (i) each of Joseph H. Rossi, Patrick J. Logiudice and David H. Gonci, and Alliance Tolland and NHSB shall enter into a Termination and Release substantially in the form of Exhibit C-1 hereto, (ii) Gerald Coia, Cynthia Harris, Karen Ouimet-Matusek and Donald G. Lorusso and Alliance, Tolland and NHSB shall enter into a Termination and Release Agreement substantially in the form of Exhibit C-2 hereto, and (iii) each of Messrs. Rossi, Gonci and Logiudice shall enter into a Noncompetition Agreement substantially in the form of Exhibit D hereto.

7.7     Directors and Officers Indemnification and Insurance.

      7.7.1  NHSB shall maintain, and/or shall cause NEWCO to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Alliance and the Alliance Subsidiaries (provided, that NHSB may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall NHSB be required to expend in the aggregate pursuant to this Section 7.7.1 more than 200% of the annual cost currently expended by Alliance with respect to such insurance (the “Maximum Premium Amount”). In connection with the foregoing, Alliance agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims. Notwithstanding the above, Alliance may, in consultation with NHSB, purchase “tail coverage” for a period of six (6) years following the Effective Time for its officers and directors provided the cost for such coverage in the aggregate does not exceed the Maximum Premium Amount. If such coverage is purchased, NHSB shall not be required to provide the insurance set forth in this Section 7.7.1.

      7.7.2  NHSB shall, and/or shall cause NEWCO or the appropriate NEWCO Subsidiary to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Alliance or Tolland (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of NEWCO, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or

Back to Contents

employee of Alliance or a Alliance Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent permitted under applicable state or federal law and under Alliance’s Certificate of Incorporation and Bylaws. NEWCO shall pay expenses, including reasonable attorney’s fees, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law upon receipt of an undertaking to repay such advance payments if he or she shall be adjudicated or determined not to be entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify NEWCO (but the failure so to notify NEWCO shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure prejudices NEWCO) and shall deliver to NEWCO the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) NEWCO shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption NEWCO shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NEWCO elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NEWCO and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NEWCO shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NEWCO shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one (1) law firm, (3) NEWCO shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Alliance or any Alliance Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Alliance or any Alliance Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of NEWCO who are not involved in such proceeding.

7.8     Directorships.  On or prior to the Effective Time, each of NHSB and NEWCO agrees to take all action necessary (i) to increase the size of their respective Boards of Directors, if necessary, to accommodate the appointment and election of, and (ii) to appoint or elect, effective as of the Effective Time, Joseph H. Rossi, or if Mr. Rossi is unable or unwilling to serve, one other director of Alliance and Tolland, who shall be selected by the Board of Directors of NHSB after consultation with Alliance, such selectee to meet the qualifications of and hold office in accordance with the Certificate of Incorporation and Bylaws of NHSB and NEWCO

Back to Contents

(the “Alliance Director”), and such Alliance Director shall be elected to a three (3) year term and at the end of such term shall be considered for renomination thereafter consistent with renomination policies and criteria applicable generally to incumbent directors of NEWCO and NHSB, respectively, as applicable.

7.9     Conduct of Business.  Except with the written consent of Alliance, during the period from the date of this Agreement to the Effective Time, NHSB will operate its business, and it will cause each of the NHSB Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of NHSB to obtain any necessary approvals of Governmental Entities required for the transactions contemplated hereby or under the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement. The Conversion and related transactions, including without limitation the proposed merger transaction with Connecticut Bancshares, Inc., shall be considered in the ordinary course of business, which merger transaction agreement is anticipated to be entered into by and among NHSB, Connecticut Bancshares, Inc. and The Savings Bank of Manchester concurrently herewith.

7.10     Financial and Other Statements.

      7.10.1  Promptly upon receipt thereof, NHSB will furnish to Alliance copies of each annual, interim or special audit of the books of NHSB and the NHSB Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to NHSB by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of NHSB and the NHSB Subsidiaries made by such accountants and/or internal auditors.

      7.10.2  As soon as practicable, NHSB will furnish to Alliance copies of all such financial statements and reports as it or any NHSB Subsidiary shall send to the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby.

      7.10.3  NHSB will advise Alliance promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of NHSB or any of the NHSB Subsidiaries.

      7.10.4  NHSB will promptly furnish to Alliance such additional financial data as Alliance may reasonably request, including without limitation, detailed monthly loan reports.

7.11     Stock Listing.  NEWCO shall use its reasonable best efforts in good faith to list with the Stock Exchange (or such national securities exchange on which the shares of the NEWCO Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of NEWCO Common Stock to be issued in the Merger.

Back to Contents

7.12     Current Information.  During the period from the date of this Agreement to the Effective Time, NHSB or NEWCO will cause one or more of its representatives to confer with representatives of Alliance and report the general status of its ongoing operations, including the progress of the Conversion, at such times as Alliance may reasonably request. NEWCO will promptly notify Alliance of any material change from the normal course of business of NHSB or in the properties of NHSB and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving NEWCO and any NEWCO Subsidiary.

7.13     Negative Covenants.  NHSB agrees that from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement, except as otherwise specifically permitted or required by this Agreement, or consented to by Alliance in writing which consent shall not unreasonably be withheld, conditioned or delayed, NHSB will not;

      (a)  except as contemplated in Section 7.9 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

      (b)  make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

      (c)  take any action that would result in the representations and warranties of NHSB and any NHSB Subsidiary contained in this Agreement not being true and correct in all material respects on the date of this Agreement or at the Closing Date;

      (d)  take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Effective Time, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in each case, as may be required by applicable law or regulation; or

      (e)  agree to do any of the foregoing.

7.14     Access to Properties and Records.  In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, NHSB shall permit Alliance and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the NHSB Subsidiaries, and shall disclose and make available to Alliance during normal business hours throughout the period prior to the Effective Time all of the books, papers and records of NHSB or any NHSB Subsidiary relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the

Back to Contents

general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or other strategic alternatives) and shareholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which NHSB may have a reasonable interest; provided, however, that NHSB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. In addition, NHSB and the NHSB subsidiaries shall not be required to disclose any analysis, minutes, or other materials pertaining to the financial or other evaluation or discussion of this Agreement, or the transactions contemplated hereunder or any third party proposal to acquire a controlling interest in NHSB. NHSB shall provide and shall request its auditors to provide Alliance with such historical financial information regarding NHSB and any NHSB Subsidiary (and related audit reports and consents) as Alliance may reasonably request for securities disclosure purposes. Alliance shall use reasonable efforts to minimize any interference with NHSB’s and any NHSB Subsidiary’s regular business operations during any such access to NHSB’s or any NHSB Subsidiary’s personnel, property, books or records. NHSB and its Subsidiaries shall permit Alliance, at Alliance’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by NHSB or any NHSB Subsidiary and, to the extent NHSB or the applicable NHSB Subsidiary has the contractual right to do so, at any Loan Property or Participation Facility. Alliance agrees to indemnify and hold harmless, NHSB, each NHSB Subsidiary, and any landlord or other persons with an interest in the real property, from and against any damages, claims, losses or expenses of any kind, including reasonable attorneys fees, pertaining to or arising from any entry onto, or any assessments or other studies undertaken by Alliance with respect to, any such real property under this Section.

7.15     Reasonable Best Efforts.  Subject to the terms and conditions herein provided, NHSB shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.16     Public Company.  Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, NEWCO, upon the completion of the conversion of NHSB from mutual to stock form, will be publicly owned and not organized as a mutual holding company.

Back to Contents

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1     Alliance Special Meeting.

Alliance will, in accordance with applicable law and Alliance’s Certificate of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Alliance Shareholders Meeting”) for the purpose of approving the transactions contemplated by this Agreement, and for such other purposes as may be, in Alliance’s and NHSB’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of Alliance as advised by counsel, recommend to its shareholders the approval of the aforementioned matters to be submitted by it to its shareholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated herein (including the Bank Merger), and (iii) cooperate and consult with NHSB with respect to each of the foregoing matters. Except with the prior approval of NHSB, no other matters shall be submitted for approval of the Alliance shareholders at the Alliance Shareholders Meeting.

8.2     Proxy Statement – Prospectus

      8.2.1  For the purposes (x) of registering NEWCO Common Stock to be offered to holders of Alliance Common Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) of holding the Alliance Stockholders Meeting, NEWCO, at its expense, shall draft and prepare, and Alliance shall cooperate in the preparation of, an S-4 registration statement for the registration of the shares to be issued by NHSB in the Merger (the “Merger Registration Statement”), including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Alliance to the Alliance stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). NEWCO shall provide Alliance and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement-Prospectus prior to the time they are initially filed with the SEC or any amendments are filed with the SEC. NEWCO shall file the Merger Registration Statement with the SEC. Each of NEWCO and Alliance shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Alliance shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. NEWCO shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Alliance shall furnish to NEWCO all information concerning Alliance and the holders of Alliance Common Stock as may be reasonably requested in connection with such action.

Back to Contents

      8.2.2  Alliance shall provide NEWCO with any information concerning Alliance and its Subsidiaries that NEWCO may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Alliance promptly copies of all correspondence between it or any of its representatives and the SEC. NEWCO shall provide Alliance and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of NEWCO and Alliance agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Alliance Common Stock entitled to vote at the Alliance Stockholders Meeting referred to in Section 8.1 hereof at the earliest practicable time.

      8.2.3  Alliance and NEWCO shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Alliance shall cooperate with NEWCO in the preparation of a supplement or amendment to such Proxy Statement-Prospectus which corrects such misstatement or omission, and NEWCO shall file an amended Merger Registration Statement with the SEC, and Alliance shall mail an amended Proxy Statement-Prospectus to Alliance’s stockholders. Alliance, on one hand, and NEWCO on the other shall each provide to the other a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Alliance and NHSB, respectively, each in form and substance which is customary in transactions such as the Merger.

8.3     NHSB Conversion.  Commencing promptly after the date of this Agreement, NHSB will take all steps reasonably necessary to expeditiously effect the Conversion. In addition, without limiting the generality of the foregoing, NHSB shall cause the following to be done:

      8.3.1  NHSB will (i) as promptly as practicable after receipt of all approvals or non-objections necessary from the applicable Bank Regulators, take all steps necessary to duly call, give notice of, convene and hold a special meeting or meetings of the Corporators for the purpose of approving the Plan and for such other purposes as may be, in the reasonable judgment of NHSB, necessary or desirable, and (ii) subject to the fiduciary responsibility of the Board of Directors of NHSB as advised by counsel, recommend to its Corporators the approval of the aforementioned matters to be submitted by it to its Corporators, and (iii) cooperate and consult with Alliance with respect to each of the foregoing matters. NHSB will use its reasonable best efforts in good faith to complete all such actions no later than January 31, 2004.

Back to Contents

      8.3.2  NHSB will use its reasonable best efforts in good faith (i) to prepare and file by October 31, 2003 all required regulatory applications required in connection with the Merger, the Bank Merger and the Conversion, including, without limitation, filing applications with the Department, the FDIC, and the FRB and (ii) to effectuate the provisions of the Plan in a timely manner and shall provide Alliance, its counsel and its financial advisor with complete copies of such filings.

      8.3.3  NHSB shall prepare as promptly as practicable, and Alliance shall co-operate in the preparation of, the Conversion Registration Statement and the Proxy Statement-Prospectus. NHSB shall file the Conversion Registration Statement with the SEC and all appropriate state securities offices. NHSB shall use its reasonable best efforts in good faith to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and on a basis coordinated with the other steps required in the Plan.

      8.3.4  Alliance shall provide NHSB with any information concerning it that NHSB may reasonably request in connection with the Conversion Prospectus. Alliance shall provide NHSB a “comfort” letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Alliance, in form and substance which is customary in transactions such as the Merger and NHSB shall notify Alliance promptly of the receipt of any comments of the SEC, the FRB, the FDIC or the Department with respect to the Conversion Prospectus and of any requests by the SEC, the FRB, the FDIC or the Department for any amendment or supplement thereto or for additional information, and shall provide to Alliance promptly copies of all correspondence between NHSB or any representative of NHSB and the SEC, the FRB, the FDIC or the Department. NHSB shall give Alliance and its counsel the opportunity to review and comment on the Conversion Prospectus prior to its being filed with the SEC, the FRB, the FDIC or the Department and shall give Alliance and its counsel the opportunity to review and comment on all amendments and supplements to the Conversion Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, the FRB, the FDIC or the Department. Each of NHSB and Alliance agrees to use their reasonable best efforts, after consultation with the other party hereto, in good faith to respond promptly to all such comments of and requests by the SEC, the FRB, the FDIC or the Department.

      8.3.5  Alliance shall promptly notify NHSB if at any time it becomes aware that the Conversion Prospectus or the Conversion Registration Statement contains any untrue statement of a material fact or omits to state a material fact with respect to Alliance or an Alliance Subsidiary required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Alliance shall cooperate with NHSB in the preparation of a supplement or amendment to such Conversion Prospectus, which corrects such misstatement or omission, and NHSB shall file an amended Conversion Registration Statement with the SEC. Alliance shall provide to NHSB and the placement agent for the sale of NEWCO Common Stock in the Offering a “comfort” letter from the independent certified public accountants for Alliance, dated as of the effective

Back to Contents

date of the Conversion Registration Statement with respect to certain financial information regarding Alliance, each in form and substance which is customary in transactions such as the Conversion, and shall cause its counsel to deliver to the placement agent for the Offering such opinions as NHSB shall reasonably request.

8.4     Regulatory Approvals.  Each of Alliance, Tolland and NHSB will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including without limitation the Merger, the Bank Merger, the Conversion and the Offering. Alliance and NHSB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Conversion Prospectus, the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of NHSB, Alliance or Tolland to any governmental body in connection with the Conversion, the Merger, the Bank Merger, the Offering and the other transactions contemplated by this Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, NHSB, Alliance and Tolland shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

8.5     Affiliates.  Alliance shall use all reasonable efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Alliance to deliver to NHSB, as soon as practicable after the date of this Agreement and in no event later than thirty (30) days after the date this Agreement, a written agreement, in the form of Exhibit F hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of NEWCO Common Stock to be received by such “affiliate,” as a result of the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

8.6     Compliance with Anti-Trust Laws.  Each of NHSB and Alliance shall use reasonable best efforts in good faith to resolve objections, if any, which may be asserted with respect to the Merger under anti-trust laws. In the event a suit is threatened or instituted challenging the Merger as violative of anti-trust laws, each of NHSB and Alliance shall use reasonable best efforts in good faith to avoid the filing of, or resist or resolve such suit, NHSB and Alliance shall use reasonable best efforts in good faith to take such action as may be required: (a) by the FRB, the Connecticut Banking Commissioner, and the Antitrust Division of the DOJ or the United States Federal Trade Commission in order to resolve such objections as any of them may have to the Merger under antitrust laws, or (b) by any federal or state court of the United States, in any suit brought by a private party or Governmental Entity challenging the Merger as violative of antitrust laws, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order which has the effect of preventing the consummation of the Merger. Reasonable best efforts in good faith shall not include, among

Back to Contents

other things and only to the extent NHSB so desires, the willingness of NHSB to accept an order agreeing to the divestiture, or the holding separate, of any assets of NHSB or Alliance.

8.7     Execution of Bank Merger Agreement.  Prior to the Effective Time, Tolland and NHSB each shall execute and deliver the Bank Merger Agreement, substantially in the form attached hereto as Exhibit A.

ARTICLE IX

CLOSING CONDITIONS

9.1     Conditions to Each Party’s Obligations under this Agreement.  The respective obligations of each party under this Agreement to proceed to Closing shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

      9.1.1  Shareholder and Corporator Approval.

(A)  This Agreement shall have been approved by the requisite vote of the shareholders of Alliance.

(B)  The Plan shall have been approved by the requisite vote of the Corporators.

      9.1.2     Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

      9.1.3     Regulatory Approvals.  All necessary approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement, including the Merger, the Bank Merger and the Conversion, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions or in mutual-to-stock conversions, that would, in the good faith reasonable judgment of the Board of Directors of NHSB, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Alliance, Tolland and NHSB or otherwise materially impair the value of Alliance or Tolland to NHSB.

      9.1.4     Conversion.  Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, the Conversion shall have been consummated.

      9.1.5     Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the

Back to Contents

effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of NEWCO Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

      9.1.6     Stock Exchange Listing.  Unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, the shares of NEWCO Common Stock to be issued in the Merger shall have been authorized for listing pursuant to Section 7.11 hereof, subject to official notice of issuance.

      9.1.7     Tax Opinion.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing immediately prior to the Closing Date, unless Alliance shall have elected to convert the Merger Consideration to the right to receive only cash as provided in Section 11.4(b) hereof, NEWCO, NHSB, Alliance and Tolland shall have received an opinion of NHSB’s counsel, or such other qualified professional firm on which the parties shall agree, reasonably acceptable in form and substance to NEWCO, NHSB, Alliance and Tolland dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

(A)  The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

(B)  None of the Conversion, the Merger, or the merger of Tolland and NHSB will adversely affect the Merger qualifying as a Reorganization within the meaning of Section 368(a) of the Code;

(C)  No gain or loss will be recognized by NEWCO, NHSB, Alliance or Tolland by reason of the Merger;

(D)  The exchange of Alliance Common Stock to the extent exchanged for NEWCO Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of Alliance;

(E)  The basis of the NEWCO Common Stock to be received (including any fractional shares deemed received for tax purposes) by an Alliance shareholder will be the same as the basis of the Alliance Common Stock surrendered pursuant to the Merger in exchange therefor; and

(F)  The holding period of the shares of NEWCO Common Stock to be received by a shareholder of Alliance will include the period during which the shareholder held the shares of Alliance Common Stock surrendered in exchange therefor, provided the Alliance Common Stock surrendered is held as a capital asset at the Effective Time.

Each of NEWCO, NHSB, Alliance and Tolland shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

Back to Contents

9.2     Conditions to the Obligations of NHSB under this Agreement.  The obligations of NHSB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.5 at or prior to the Closing:

      9.2.1     Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by NHSB, the representations and warranties of Alliance and Tolland set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time; and Alliance shall have delivered to NHSB a certificate of Alliance to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Alliance as of the Effective Time.

      9.2.2     Agreements and Covenants.  As of the Closing Date, Alliance and each Alliance Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Date under this Agreement, and NHSB shall have received a certificate signed on behalf of Alliance by the Chief Executive Officer and Chief Financial Officer of Alliance to such effect dated as of the Effective Time.

      9.2.3     Permits, Authorizations, Etc.  Alliance and the Alliance Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger by Alliance and the Bank Merger by Tolland.

      9.2.4     Accountants’ Letter.  NHSB shall have received a “comfort” letter from the independent certified public accountants for Alliance, dated the effective date of the Conversion Registration Statement, with respect to certain financial information regarding Alliance, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

      9.2.5     No Material Adverse Effect.  Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Alliance or Tolland, or both.

9.3     Conditions to the Obligations of Alliance under this Agreement.  The obligations of Alliance under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing:

      9.3.1     Representations and Warranties.  Except as otherwise contemplated by this Agreement or consented to in writing by Alliance, the representations and warranties of NHSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); and NHSB shall have delivered to Alliance a certificate of NHSB to such effect

Back to Contents

signed by the Chief Executive Officer and the Chief Financial Officer of NHSB as of the Effective Time.

      9.3.2     Agreements and Covenants.  As of the Closing Date, NEWCO and NHSB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of NEWCO and NHSB to be performed or complied with by them at or prior to the Effective Date under this Agreement, and Alliance shall have received a certificate signed on behalf of NHSB and NEWCO by the Chief Executive Officer and Chief Financial Officer of each of NHSB and NEWCO to such effect dated as of the Effective Time.

      9.3.3     Permits, Authorizations, Etc.  NEWCO and NHSB shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the Bank Merger and the Conversion by NEWCO and NHSB, the failure to obtain which would have a Material Adverse Effect on NEWCO, NHSB, and its Subsidiaries, taken as a whole.

      9.3.4     Payment of Merger Consideration.  NHSB shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Alliance with a certificate evidencing such delivery.

      9.3.5     No Material Adverse Effect.  Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NEWCO, NHSB or both.

NEWCO and NHSB will furnish Alliance with such certificates of their officers or other such documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Alliance may reasonably request.

ARTICLE X

THE CLOSING

10.1     Time and Place.  Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Tyler Cooper & Alcorn, LLP, 205 Church Street, New Haven, Connecticut at 10:00 a.m. on the date determined by NHSB, in its sole discretion, but after consultation with Alliance, upon not less than five (5) days prior written notice to Alliance, but in no event later than thirty days (30) after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period), or at such other place, date or time upon which NHSB and Alliance mutually agree.

10.2     Deliveries at the Closing.  At the Closing there shall be delivered (i) to NHSB and Alliance the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of Alliance the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

Back to Contents

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1     Termination.  This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Alliance:

      11.1.1  By the mutual written agreement of NHSB and Alliance;

      11.1.2  By either NHSB or Alliance, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.2, a material breach shall be deemed to be a breach which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party making such representations or warranties or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, including the Conversion, provided, that if the applicable representation or warranty by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the representation or warranty;

      11.1.3  By either NHSB or Alliance, provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, including also any failure to satisfy a condition to Closing, which failure (i) by its nature cannot be cured, or (ii) shall not have been cured within thirty (30) days after written notice by the non-breaching party to the breaching party, provided that, in the event the breach cannot reasonably be cured within the specified thirty (30) day period, the time to cure shall be extended to such time as reasonably may be necessary to effect the cure, not to exceed an additional thirty (30) days (sixty (60) days in the aggregate), conditioned upon the breaching party commencing to cure the breach within fifteen (15) days after notice of the breach, providing written notice to the non-breaching party within such fifteen (15) day period of the breaching party’s inability to complete the cure within the specified thirty (30) day period and thereafter diligently and continuously prosecuting the cure to completion. For purposes of this Section 11.1.3, a material failure to perform or comply shall be deemed to be a failure which has, either individually or in the aggregate, a Material Adverse Effect on (x) the party so failing or (y) the consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby, including the Conversion, provided, that

Back to Contents

if the applicable performance obligation by its terms already is limited to a Material Adverse Effect, this provision shall not be deemed to further limit or qualify the performance obligation;

      11.1.4  By (a) Alliance, if the Merger Registration Statement shall not have been declared effective, within the meaning of the Securities Laws, by the Securities and Exchange Commission by August 16, 2004, or (b) either NHSB or Alliance, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by NHSB and Alliance; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

      11.1.5  By either NHSB or Alliance if the shareholders of Alliance shall have voted at the Alliance shareholders meeting on this Agreement and such vote shall not have been sufficient to approve the Agreement;

      11.1.6  By either NHSB or Alliance if (i) final action has been taken by a Governmental Entity whose approval is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, including the Conversion, which final action (x) has become non-appealable and (y) does not approve this Agreement or the Bank Merger Agreement or the transactions contemplated hereby or thereby, including the Conversion, (ii) any regulatory authority whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated hereby or thereby, including the Conversion, has stated in writing that it will not issue the required approval or non-objection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, the Bank Merger or the Conversion and such order, decree, ruling or other action shall have become final and non-appealable any of the foregoing being termed an “Adverse Action”, provided that each party shall use their respective reasonable best efforts to obtain all necessary approvals from any applicable Governmental Entity and to timely and fully address any objections raised or questions posed by such Governmental Entity;

      11.1.7  By NHSB if at any time prior to the Alliance Shareholder meeting, (a) Alliance shall have breached Section 6.10 of this Agreement, (b) the Alliance Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NHSB or (c) Alliance shall have materially breached its obligations under Section 8.1 by failing to call, give notice of, convene and hold the Alliance Shareholders Meeting in accordance with Section 8.1.

      11.1.8  By NHSB if a tender offer or exchange offer for 25% or more of the outstanding shares of Alliance Common Stock is commenced (other than by NHSB), and the Alliance Board of Directors recommends that the shareholders of Alliance tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

Back to Contents

      11.1.9  At any time prior to the Alliance Shareholders Meeting, by Alliance in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by Alliance and the Alliance Board of Directors in compliance with Section 6.10 hereof, provided, however, that this Agreement may be terminated by Alliance pursuant to this Section 11.1.9 only after the fifth (5th) Business Day following NHSB’s receipt of written notice from Alliance advising NHSB that Alliance is prepared to enter into an Acquisition Agreement with respect to a Superior Proposal, and only if, during such five (5)-Business Day period, NHSB does not, in its sole discretion, make an offer to Alliance that Alliance’s Board of Directors determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

      For the purposes of this Section 11.1, termination of this Agreement by NHSB shall be deemed to constitute a termination on behalf of NEWCO.

11.2     Effect of Termination.

      1.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.1, 11.3, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

      11.2.2  In recognition of the efforts, expenses and other opportunities foregone by NHSB while structuring and pursuing the Merger, the parties hereto agree that Alliance shall pay to NHSB a termination fee of $ 3 million (the “Alliance Termination Fee”) in the manner and subject to the conditions set forth below if:

(i)	this Agreement is terminated by NHSB pursuant to Sections 11.1.2, 11.1.3, 11.1.5, 11.1.7 or 11.1.8; or

(ii)	this Agreement is terminated by Alliance pursuant to Section 11.1.9.

      In the event the Alliance Termination Fee shall become payable pursuant to Section 11.2.2(i), (x) Alliance shall pay to NHSB an amount equal to $ 2 million on or before the third Business Day following termination of this Agreement, and (y) if within 18 months after such termination Alliance or an Alliance Subsidiary enters into any definitive agreement with respect to, or consummates, any Acquisition Transaction, Alliance shall pay to NHSB the Alliance Termination Fee (net of any payment made pursuant to clause (x) above) on the date of consummation of the Acquisition Transaction. In the event the Alliance Termination Fee shall become payable pursuant to Section 11.2.2(ii), Alliance shall pay to NHSB the entire Alliance Termination Fee within three (3) Business Days following the date of termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.2 shall be paid by wire transfer of immediately available funds to an account designated by NHSB.

Back to Contents

      11.2.3  In recognition of the efforts, expenses and other opportunities foregone by Alliance while structuring and pursuing the Merger, the parties hereto agree that NHSB shall pay to Alliance a termination fee of $ 3 million (the “NHSB Termination Fee”) in the manner and, subject to the conditions set forth below in this Section 11.2.3 and in Section 11.4, if Alliance has terminated this Agreement pursuant to the provisions of Sections 11.1.2, 11.1.3, 11.1.4(a) or if the Effective Time has not occurred by the Termination Date for any reason other than one of the following: (i) NHSB has terminated this Agreement pursuant to Section 11.1.1, 11.1.2, 11.1.3, 11.1.5, 11.1.7, or 11.1.8; or (ii) NHSB has terminated this Agreement pursuant to Section 11.1.6, and the articulated basis on which the Governmental Entity, regulatory authority, court or other governmental authority shall have taken the Adverse Action is attributable primarily to an action, inaction, fact or circumstance of Alliance or a Alliance Subsidiary (which articulation, if not in writing, shall be described in writing by NHSB to Alliance immediately thereafter); or (iii) Alliance has terminated this Agreement pursuant to Section or 11.1.9.

      In the event that the NHSB Termination Fee shall become payable, (x) NHSB shall pay to Alliance the NHSB Termination Fee on or before the third Business Day following termination of this Agreement. Any amount that becomes payable pursuant to this Section 11.2.3 shall be paid by wire transfer of immediately available funds to an account designated by Alliance.

      11.2.4  Alliance and NHSB agree that the agreements contained in Sections 11.2.2 and 11.2.3 are an integral part of the transactions contemplated by this Agreement, that without such agreement neither party would have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by either party. If either party fails to pay the amounts due under Section 11.2.2 or 11.2.3, as applicable, above within the time periods specified therein, the delinquent payor shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other in connection with any action in which the party entitled to payment prevails, including the filing of any lawsuit taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

11.3     Amendment, Extension and Waiver.  Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Alliance), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Alliance, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Alliance’s shareholders or Option holders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an

Back to Contents

instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.4     Alliance’s Election Rights.  In the event that Alliance’s right to terminate this Agreement pursuant to Section 11.1.4(a) hereof shall have matured by virtue of the failure of the Merger Registration Statement to have been declared effective on or before August 16, 2004 as contemplated in such section, Alliance may, by written notice to NHSB on or before August 20, 2004, elect one of the following:

(a)	Terminate the Agreement as contemplated in Section 11.1.4(a) hereof; or

(b)
Convert the Merger Consideration exclusively to the right to receive (i) with respect to each share of Alliance Common Stock, cash in the amount of the Cash Election Price, which in the event of the election contemplated herein shall be increased to $30.00, and (ii) with respect to each Option, the Option Price, which in the event of such election shall be the positive difference, if any between the Cash Election Price, as increased in (i) above, and the exercise price of the applicable Option.

In the event that Alliance fails to make the election contemplated in this Section 11.4 by written notice to NHSB on or before August 20, 2004, Alliance will be deemed to have waived irrevocably its termination right contained in Section 11.1.4(a).

In the event that Alliance makes the election in (b) above, NHSB shall not be required to effect the Conversion, and all references, conditions and other provisions contained in this Agreement relating to the Conversion will, subsequent to such election, no longer be applicable to the extent that such references, conditions and provisions would otherwise, require NHSB to take further actions to effect the Conversion.

ARTICLE XII

MISCELLANEOUS

12.1     Confidentiality.  Except as specifically set forth herein, NHSB and Alliance mutually agree to be bound by the terms of the confidentiality agreements dated April 21, 2003 and June 5, 2003 (collectively, the “Confidentiality Agreements”) previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

12.2     Public Announcements.  Alliance and NHSB shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither Alliance nor NHSB shall issue any joint news releases with respect to this Agreement unless such news

Back to Contents

releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3     Survival.  All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Date, other than those covenants set forth in Sections 2.5, 2.6, 7.6, and 7.7, which shall survive or be performed after the Effective Date.

12.4     Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to Alliance or Tolland, to:

348 Hartford Turnpike (Route 30) Vernon, Connecticut 06066 Attention: Joseph H. Rossi, President and Chief Executive Officer Fax: (860)875-3856

With required copies to:

Nixon Peabody LLP Suite 900 401 9th Street, N.W. Washington, D.C. 20004-2128 Attention: Raymond J. Gustini, Esq. Fax: (202)585-8080

If to NHSB, to:

195 Church Street New Haven, Connecticut 06510 Attention: Peyton R. Patterson, President Fax: (203)789-2650

With required copies to:

Tyler Cooper & Alcorn, LLP 185 Asylum Street – 35th Floor Hartford, Connecticut 06103 Attention: William W. Bouton III, Esq. Fax: (860)278-3802

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

Back to Contents

12.5     Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.6     Complete Agreement.  This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, together with the Confidentiality Agreements referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

12.7     Counterparts.  This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.8     Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9     Governing Law.  This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.10     Interpretation.  When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

Back to Contents

12.11     Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

Back to Contents

IN WITNESS WHEREOF, NHSB, Alliance and Tolland have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

THE NEW HAVEN SAVINGS BANK

By:	/s/ Peyton R. Patterson

Name:	Peyton R. Patterson

Title:	Chairman, President & CEO

ALLIANCE BANCORP OF
NEW ENGLAND, INC.

By:	/s/ Joseph H. Rossi

Name:	Joseph H. Rossi

Title:	President & CEO

TOLLAND BANK

By:	/s/ Joseph H. Rossi

Name:	Joseph H. Rossi

Title:	President & CEO

Back to Contents

EXHIBIT A

FORM OF BANK MERGER AGREEMENT

ARTICLES OF COMBINATION
and
BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (the “Bank Merger Agreement”) are made and entered into this ______ day of ___________, 2003 between The New Haven Savings Bank, a Connecticut chartered savings bank (“NHSB”), and Tolland Bank, a Connecticut chartered savings bank (“Tolland”).

WITNESSETH

WHEREAS, NHSB, Tolland and Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”) have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Agreement”);

WHEREAS, pursuant to the Agreement, all of the outstanding capital stock of NHSB is now held by [_____________________________], a Delaware corporation (“NEWCO”)

WHEREAS, pursuant to the Agreement, NEWCO has acquired Alliance through a merger of Alliance with and into NEWCO with NEWCO being the surviving entity, and NHSB will acquire Tolland through a merger of Tolland with and into NHSB, with NHSB being the surviving bank.

WHEREAS, NHSB has issued and outstanding [_____] shares of common stock, par value [    ] per share (“NHSB Common Stock”), and Tolland has issued and outstanding [__________] shares of common stock, par value [    ] per share (“Tolland Stock”); and

WHEREAS, all of the issued and outstanding shares of NHSB Common Stock, and all of the issued and outstanding shares of Tolland Stock have been voted in favor of the merger of Tolland with and into NHSB;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

Back to Contents

ARTICLE 1
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1     “Bank Merger” shall refer to the merger of Tolland with and into NHSB as provided in Section 2.1 of this Bank Merger Agreement.

1.2     “Banking Commissioner” shall mean the Commissioner of Banking of the State of Connecticut.

1.3     “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.4     “Merging Banks” shall collectively refer to Tolland and NHSB.

1.5     “SOS” means the Office of the Connecticut Secretary of State.

1.6     “Surviving Bank” shall refer to NHSB as the surviving bank in the Bank Merger. The location of the main office will be in the City of New Haven, Connecticut.

ARTICLE 2
TERMS OF THE BANK MERGER

2.1     The Bank Merger

(a)          Subject to the terms and conditions set forth in the Agreement at the Effective Time, Tolland shall be merged with and into NHSB pursuant to Sections 36a-125 and 36a-126 of the Banking Law of Connecticut. NHSB shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Commissioner.

(b)          As a result of the Bank Merger,

(i)	each share of Tolland Stock issued and outstanding prior to the Effective Time shall automatically be canceled and shall cease to exist as shares of capital stock of Tolland or the Surviving Bank; and

(ii)	the [_____] shares of NHSB Common Stock issued and outstanding immediately prior to the Effective Time shall constitute all of the issued and outstanding shares of the Surviving Bank.

Back to Contents

      (c)           The Bank Merger shall have the effects set forth at Sections 36a-125 and 36a-126(a) of the Banking Law of Connecticut.

2.2     Effective Time

The Bank Merger shall become effective as of the close of business on the date that this Bank Merger Agreement and Articles of Combination are filed with the SOS. The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other “Governmental Entities” as contemplated by the Agreement.

2.3     Name of the Surviving Bank

The name of the Surviving Bank shall be “[__________________________].”

2.4     Charter

On and after the Effective Time, the Certificate of Incorporation, as amended, of HMSB in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank, until further amended in accordance with applicable law.

2.5     Bylaws

On and after the Effective Time, the Bylaws, as amended, of NHSB in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank, until further amended in accordance with applicable law.

2.6     Directors and Officers

On and after the Effective Time, the directors and officers of the Surviving Bank shall be the directors and officers of NHSB immediately prior to the Effective Time plus one new director selected from Tolland’s Board of Directors, as provided in the Agreement. Pursuant to its Bylaws, the maximum number of NHSB directors is [fifteen], the minimum number is [six]. The directors and officers of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

2.7     Effects of the Merger.

(a)     Upon consummation of the Merger, and in addition to the effects under applicable law, including without limitation 12 U.S.C. §215a,

(i)
all rights, franchises and interests of Tolland in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including

Back to Contents

appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Tolland immediately prior to the Effective Time; and

(ii)
the Surviving Bank shall be liable for all liabilities of Tolland, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Tolland shall be preserved unimpaired.

ARTICLE 3
MISCELLANEOUS

3.1     Amendments

To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

3.2     Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Tolland acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement and Plan of Merger, Tolland and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement and Plan of Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Tolland Bank or otherwise to take any and all such action.

3.3     Successors

This Bank Merger Agreement shall be binding on the successors of NHSB and Tolland.

3.4     Counterparts

This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties

Back to Contents

and delivered to the other party, it being understood that all parties need not sign the same counterpart.

In accordance with the procedures set forth in the Banking Law of the State of Connecticut and other applicable law, NHSB and Tolland have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

NEW HAVEN SAVINGS BANK

By:

Name: Payton R. Patterson
Title: Chairman and Chief Executive
Officer

ATTEST:

By:

Name: [	]

Title: [	]

The Board of Directors of The New Haven Savings Bank:

Back to Contents

TOLLAND BANK
ATTEST:
By:	By:

Name:		Joseph H. Rossi
Its: Chairman of the Board and President
Title:

The Board of Directors of Tolland Bank

Back to Contents

EXHIBIT B

FORM OF VOTING AGREEMENT

___________, 2003

New Haven Savings Bank
195 Church Street
New Haven, Connecticut 06510

Ladies and Gentlemen:

The undersigned is a director of Alliance Bancorp of New England, Inc. (“Alliance”) and is the beneficial holder of shares of common stock of Alliance (“Alliance Common Stock”).

Alliance and New Haven Savings Bank (“NHSB”) are considering the execution of an Agreement and Plan of Merger (“Agreement”) contemplating the merger of Alliance with and into a holding company to be formed by NHSB (referred to as “NEWCO”), with NEWCO as the surviving corporation of the merger (the “Merger”), and the merger of Tolland Bank with and into NHSB, with NHSB as the surviving corporation (the “Bank Merger”), such execution being subject in the case of NHSB to the execution and delivery of this letter agreement (“Letter Agreement”). In consideration of the substantial expenses that NHSB will incur in connection with the transactions contemplated by the Agreement and in order to induce NHSB to execute the Agreement and to proceed to incur such expenses, the undersigned agrees and undertakes, in his or her capacity as a shareholder of Alliance and not in his or her capacity as a director of Alliance as follows:

1.     The undersigned, while this Letter Agreement is in effect, shall vote or cause to be voted in favor of the Agreement and the Merger all of the shares of Alliance Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this Letter Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise (the “Subject Shares”), at the special meeting of Alliance’s shareholders to be called and held following the date hereof, to consider the Agreement, the Merger and the Bank Merger (the “Special Meeting”). The undersigned shall not sell, pledge, transfer or otherwise dispose of any Subject Shares, provided, however, the undersigned may pledge Subject Shares acquired hereafter in order to secure indebtedness to a financial institution incurred by the undersigned to finance the exercise price of Options to acquire such Subject Shares. The Subject Shares owned by the undersigned as of the date of this Letter Agreement are identified on Annex I.

2.     At any meeting of shareholders of the Alliance, however called, or at any adjournment thereof, or in any other circumstances in which the undersigned is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by NHSB, the undersigned shall vote or cause to be voted the Subject Shares against the following actions:

Back to Contents

(i)     any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Alliance or Tolland under the Agreement or of the undersigned hereunder; or

(ii)     any action or agreement that could reasonably be expected to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Bank Merger, including, but not limited to: (A) the adoption by Alliance of any proposal or offer with respect to any of the following (other than the transactions contemplated by the Agreement) involving Alliance or any Alliance Subsidiaries: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of its consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (B) after the Agreement and Merger have been approved by the shareholders of Alliance, any action to abandon the Agreement and Merger. The undersigned further agrees not to commit or agree to take any action inconsistent with the foregoing agreements.

3.     The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, NHSB shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

4.     The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this Letter Agreement shall only apply to actions taken by the undersigned in his or her capacity as a shareholder of Alliance and shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director of Alliance.

5.     This Letter Agreement shall automatically terminate if the Agreement is not entered into by the parties thereto or upon termination of the Agreement in accordance with its terms.

7.     This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

Back to Contents

IN WITNESS WHEREOF, the undersigned has executed this Letter Agreement as of the date first above written.

Very truly yours,

Name:

Accepted and agreed to as of the date first above written:

THE NEW HAVEN SAVINGS BANK

By:
Name:
Title:

Back to Contents

ANNEX I

Shareholder Agreement

Name of Shareholder	Shares of Alliance Common Stock Beneficially Owned (exclusively of unexercised stock options)	Options on Alliance Common Stock

Back to Contents

EXHIBIT C-1

[FORM OF TERMINATION AND RELEASE AGREEMENT]

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of July 15, 2003 by and among ____________________ (the “Executive”), Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”), and The New Haven Savings Bank, a Connecticut mutual savings bank (“New Haven”) headquartered in New Haven, Connecticut.

RECITALS

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 7.6.4 of the Merger Agreement provides that New Haven, Alliance, Tolland and the Executive shall enter into this Agreement which shall terminate the Employment Agreement between the Executive, Alliance and Tolland dated December 10, 2002 (the “Employment Agreement”) and the Tolland Bank Supplemental Executive Retirement Income Plan dated December 14, 1999 (the “SERP”)1 as of the Effective Date of the Merger, and in lieu of any rights and payments under said Employment Agreement and the SERP1 the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Alliance, Tolland and New Haven agree as follows:

1. Certain Actions to Be Taken in 2003.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

(i) exercise all vested non-qualified stock options granted to the Executive under Alliance’s 1997 Stock Incentive Plan for Directors, Officers and Key Employees (the “Incentive Plan”); and

[1]For Messrs. Logiudice and Gonci, all references to the SERP will be deleted.

C1-1

Back to Contents

(ii) accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Tolland to the Executive in 2004.

(b) Alliance and Tolland agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and have them be fully effective and consummated no later than December 31, 2003, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Incentive Plan, and (ii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003.

2. Acknowledgement of Payment, Release and Waiver.

(a) On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date and has taken all of the actions set forth in Section 1(a) hereof, Alliance and/or Tolland shall pay to the Executive an amount equal to (i) __________________dollars ($______), subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment, the Executive, Alliance, Tolland and New Haven hereby agree that, except as provided in Section 4 below, the Employment Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the Merger. Once an amount set forth in this Section 2(a) is received by the Executive, the Executive shall not be required to return any portion of such amount pursuant to Section 2(b) hereof or otherwise.

(b) If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from Alliance, Tolland or New Haven (but excluding amounts payable pursuant to the Noncompetition Agreement of even date being entered into between New Haven and the Executive), would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the amount payable by Alliance and/or Tolland pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Alliance and/or Tolland under Section 2(a) being non-deductible to Alliance and/or Tolland (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section

C1-2

Back to Contents

2(a) shall be based upon an analysis reasonably prepared Tyler Cooper & Alcorn, LLP (“Tyler Cooper”) and paid for by New Haven, which analysis shall be reasonably acceptable to Nixon Peabody LLP. Tyler Cooper shall provide its analysis no later than ten (10) days prior to the Effective Date of the Merger, and may use such actuaries or other firms as it may deem necessary or advisable for the purpose.

(c) On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date, Tolland shall pay to the Executive an amount equal to $________ (with applicable withholding taxes to be subtracted from such amount), which shall represent the accrued amount of the Executive’s SERP benefit and which amount shall have been accrued by Tolland in the ordinary course of business consistent with past practices.2

3. Payment of Welfare Benefits.

(a) For a period of sixty (60) full calendar months following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for the Executive and any of his dependents covered by Alliance or Tolland immediately prior to the Effective Date of the Merger, except as set forth in Section 3(b) below. During such sixty (60) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. Following completion of the sixty (60) full calendar month period, the Executive and the Executive’s covered dependents may elect to continue to participate in such plans at the Executive’s own cost and expense by advising New Haven in writing not later than sixty (60) days prior to the expiration of such sixty (60) month period. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.

(b) In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to New Haven of providing such coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by New Haven, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof. If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to New Haven on or before December 31, 2003.

[2] Sections 2(c), 4 and 5 will be deleted for Messrs. Logiudice and Gonci.

C1-3

Back to Contents

(c) For purposes of Sections 2(a)(ii) and 2(b) of this Agreement, the value of the benefits to be provided by New Haven pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 33% of such present value shall be added to the present value amount to cover anticipated premium increases over the 60 month period specified in Section 3(a) above. The present value calculations shall be based on the discount rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs. The aggregate present value of the coverages actually provided by New Haven pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 33% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

(d) In the event the costs to New Haven of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by New Haven above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4. Amendment to Employment Agreement.   Section 5(d) of the Employment Agreement is hereby amended, effective as of the date of this Agreement, to read in its entirety as follows:

     “(d) Upon the occurrence of a Change in Control, Executive will be entitled to receive benefits due him under or contributed by the Employer on his behalf pursuant to any retirement, incentive, profit sharing or other retirement, bonus, performance, disability or other employee benefit plan maintained by the Employer on Executive’s behalf to the extent such benefits are not otherwise paid to Executive under separate provision of this Agreement. In addition, for purpose of determining his vested accrued benefit under the Employer’s defined benefit pension plan, Executive shall be credited either under any defined benefit pension plan maintained by the Employer or, if not permitted under such plan, under a separate arrangement, with the additional “years of service” that he would have earned for vesting and benefit accrual purposes for the remaining term of the Agreement had his employment not terminated, with the amount of such additional vesting to be $_________ if the transactions contemplated by the Agreement and Plan of Merger by and among the Employer, the Bank and The New Haven Savings Bank, dated July 15, 2003 (the “Merger Agreement”), are completed in 2004. If, as of the Change in Control, the Executive is participating in a supplemental executive retirement arrangement to which the Employer is a party (a “SERP”), then, notwithstanding any provision in the SERP to the contrary, the Executive’s earned

C1-4

Back to Contents

benefit thereunder shall be payable in a lump sum not later than ten (10) days after the Effective Date of the Change in Control upon termination of employment pursuant to Section 5(b) hereof. Such lump sum shall be calculated on an actuarially equivalent basis using factors set forth in the Employer’s defined benefit pension plan or, if none, reasonable actuarial factors which are mutually agreed to by the Employer and the Executive, provided that notwithstanding the foregoing, and in consideration of the amendment to the SERP being concurrently made, the total amount of such lump sum shall be $_________ if the transactions contemplated by the Merger Agreement are completed in 2004, of which $_________ shall be the amount accrued in the ordinary course of business and of which the remaining amount shall be deemed related to the change in control.”[2]

5. Amendment to SERP.   Section 3.03 of the SERP is hereby amended, effective as of the date of this Agreement, to read in its entirety as follows:

     “3.03 Highest Average Compensation. The Participant’s Highest Average Compensation shall be the average of the Participant’s gross compensation for the five (5) calendar years (whether or not consecutive) during the Participant’s last ten years of employment by the Bank in which such compensation is the highest, provided that during the pendency of the transactions contemplated by the Agreement and Plan of Merger by and among Alliance Bancorp of New England, Inc., the Bank and The New Haven Savings Bank dated July 15, 2003, gross compensation shall not include any amounts related to (1) any payment to the Executive in 2003 of a bonus for services rendered in 2003, or (2) the granting, vesting or exercise of stock options.”[2]

6. Releases.

(a) Upon payment of the amount set forth in Section 2(a) hereof (as such amount may be adjusted pursuant to Section 2(b) hereof) and Section 2(c) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Alliance, Tolland and their successors from any obligation under the Employment Agreement and the SERP1, provided that, notwithstanding the foregoing, the Executive does not hereby release Alliance, Tolland and their successors from any obligation to the Executive under Section 6 of the Employment Agreement (except as set forth in Section 2(b) hereof), which the parties hereto agree shall remain in full force and effect. The obligations of New Haven to provide benefits pursuant to Section 3 above shall continue for the period specified therein.

(b) For and in consideration of the commitments made herein by the Executive, each of Alliance and Tolland for itself, and for its successors and assigns, does hereby release completely and forever discharge the Executive and his heirs, successors and assigns, to the fullest extent permitted by applicable law, from any obligation under the Employment Agreement, provided that, notwithstanding the foregoing, Alliance and Tolland (and their

C1-5

Back to Contents

successors) do not hereby release the Executive from any obligation under Sections 6(c) and 10(b) of the Employment Agreement.

7. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e) Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

8. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

C1-6

Back to Contents

IN WITNESS WHEREOF, Alliance, Tolland and New Haven have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

Title:

ATTEST:	ALLIANCE BANCORP OF NEW ENGLAND, INC.

By:

Name:	Name:

Title:

ATTEST:	TOLLAND BANK

By:

Name:	Name:

Title:

ATTEST:	THE NEW HAVEN SAVINGS BANK

By:
Name:
Name: Peyton R. Patterson
Title: Chairman, President and CEO

C1-7

Back to Contents

EXHIBIT C-2

[FORM OF TERMINATION AND RELEASE AGREEMENT]

TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (this “Agreement”) is entered into as of July 15, 2003 by and among ____________________ (the “Executive”), Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”), and The New Haven Savings Bank, a Connecticut mutual savings bank (“New Haven”) headquartered in New Haven, Connecticut.

RECITALS

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”); and

WHEREAS, Section 7.6.4 of the Merger Agreement provides that New Haven, Alliance, Tolland and the Executive shall enter into this Agreement which shall terminate the Change in Control Agreement between the Executive, Alliance and Tolland dated December 10, 2002 (the “Control Agreement”) as of the Effective Date of the Merger, and in lieu of any rights and payments under said Control Agreement, the Executive shall be entitled to the rights and payments set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Alliance, Tolland and New Haven agree as follows:

1. Certain Actions to Be Taken in 2003.

(a) The Executive hereby agrees to take the following actions between the date hereof and December 31, 2003, it being the intention of the parties hereto that all of such actions shall be fully effective and consummated no later than December 31, 2003:

(i) exercise all vested non-qualified stock options granted to the Executive under Alliance’s 1997 Stock Incentive Plan for Directors, Officers and Key Employees (the “Incentive Plan”); and

(ii) accept payment on December 31, 2003 of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003 and which otherwise would be payable in the ordinary course by Tolland to the Executive in 2004.

(b) Alliance and Tolland agree to take such actions as may be necessary or advisable by them in order to permit the Executive to take the actions set forth in Section 1(a) above and

C2-1

Back to Contents

have them be fully effective and consummated no later than December 31, 2003, including without limitation (i) promptly processing all exercises of stock options by the Executive under the Incentive Plan, and (ii) accelerating to December 31, 2003 the payment of any cash bonus to which the Executive may be entitled to receive pursuant to Tolland’s Bonus Plan for services rendered in 2003.

2. Acknowledgement of Payment, Release and Waiver.

(a) On the Effective Date of the Merger, provided the Executive is still employed by Tolland immediately prior to such date and has taken all of the actions set forth in Section 1(a) hereof, Alliance and/or Tolland shall pay to the Executive an amount equal to (i) __________________dollars ($______), subject to adjustment as set forth in Section 2(b) below (the “Maximum Amount”), minus (ii) the Initial Present Value Amount (as defined in Section 3(c) below) of the welfare benefits to be provided to the Executive pursuant to Section 3(a) below, with applicable withholding taxes to be subtracted from the amount payable to the Executive. In consideration of such payment, the Executive, Alliance, Tolland and New Haven hereby agree that, except as provided in Section 4 below, the Control Agreement shall be terminated without any further action of any parties hereto, effective immediately prior to the Effective Date of the Merger. Once an amount set forth in this Section 2(a) is received by the Executive, the Executive shall not be required to return any portion of such amount pursuant to Section 2(b) hereof or otherwise.

(b) If the payment pursuant to Section 2(a) hereof, either alone or together with other payments and benefits which the Executive has the right to receive from Alliance, Tolland or New Haven, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the amount payable by Alliance and/or Tolland pursuant to Section 2(a) hereof shall be reduced by the amount which is the minimum necessary to result in no portion of the payment payable by Alliance and/or Tolland under Section 2(a) being non-deductible to Alliance and/or Tolland (or any successors thereto) pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The parties hereto agree that the present value of the payments and benefits payable pursuant to this Agreement to the Executive upon termination of the Executive’s employment pursuant to Section 2(a) shall not exceed three times the Executive’s “base amount,” as that term is defined in Section 280G(b)(3) of the Code, less one dollar. The determination of any reduction in the payment to be made pursuant to Section 2(a) shall be based upon an analysis reasonably prepared by Tyler Cooper & Alcorn, LLP (“Tyler Cooper”) and paid for by New Haven, which analysis shall be reasonably acceptable to Nixon Peabody LLP. Tyler Cooper shall provide its analysis no later than ten (10) days prior to the Effective Date of the Merger, and may use such actuaries or other firms as it may deem necessary or advisable for the purpose.

3. Payment of Welfare Benefits.

(a) For a period of sixty (60) full calendar months following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for

C2-2

Back to Contents

the Executive and any of the Executive’s dependents covered by Alliance or Tolland immediately prior to the Effective Date of the Merger, except as set forth in Section 3(b) below. During such sixty (60) full calendar month period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. Following completion of the sixty (60) full calendar month period, the Executive and the Executive’s covered dependents may elect to continue to participate in such plans at the Executive’s own cost and expense by advising New Haven in writing not later than sixty (60) days prior to the expiration of such sixty (60) month period. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and the Executive’s covered dependents with benefits substantially similar to those which the Executive and the Executive’s covered dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.3

(b) In lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive may elect to receive a cash payment equal to the present value of the cost to New Haven of providing such coverage, in which event (i) Section 3(a) shall no longer require such coverage to be provided by New Haven, (ii) the cash payment in lieu of such coverage shall be included in the amount set forth in Section 2(a)(i) hereof, and (iii) the present value of such coverage shall not be included in the deduction specified in Section 2(a)(ii) hereof. If the Executive desires to receive a cash payment in lieu of receiving one or more of the coverages specified in Section 3(a) above, the Executive shall give written notice of such election to New Haven on or before December 31, 2003.

(c) For purposes of Sections 2(a)(ii) and 2(b) of this Agreement, the value of the benefits to be provided by New Haven pursuant to Section 3(a) above shall be discounted to present value in accordance with Section 280G of the Code, and an amount equal to 33% of such present value shall be added to the present value amount to cover anticipated premium increases over the 60 month period specified in Section 3(a) above. The present value calculations shall be based on the discount rates published by the Internal Revenue Service for the month in which the Effective Date of the Merger occurs. The aggregate present value of the coverages actually provided by New Haven pursuant to Section 3(a) hereof (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage), as determined as of the Effective Date of the Merger and as increased by the 33% factor set forth in the first sentence of this Section 3(c), is referred to herein as the “Initial Present Value Amount.”

[3]For Mr. Lorusso, Section 3(a) shall read in its entirety as follows: “(a) For a period of two (2) years following the Effective Date of the Merger, New Haven agrees to cause to be continued life, medical, dental, long-term disability and employee assistance program coverage pursuant to the policies offered to its employees for the Executive. During such two (2) year period, the Executive shall continue to be responsible for paying the employee share of any premiums, copayments or deductibles. In the event the Executive’s participation in any such plan or program is barred, New Haven shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have received under such plans and programs from which their continued participation is barred or, at the election of the Executive, provide their economic equivalent.”

C2-3

Back to Contents

(d) In the event the costs to New Haven of providing the benefits set forth in Section 3(a) (excluding those coverages, if any, which the Executive has elected to receive a cash payment in lieu of such coverage) increase due to increases in premiums or otherwise and the effect of such increase is to increase the present value of the benefits provided by New Haven above the Initial Present Value Amount (the “Adjusted Present Value Amount”), then the Executive shall elect to either reduce one or more of his insurance coverages or pay a higher share of the total premium cost so that the Adjusted Present Value Amount does not exceed the Initial Present Value Amount.

4. Releases. Upon payment of the amount set forth in Section 2(a) hereof, as such amount may be adjusted pursuant to Section 2(b) hereof, the Executive, for himself and for his heirs, successors and assigns, does hereby release completely and forever discharge Alliance, Tolland and their successors from any obligation under the Control Agreement. The obligations of New Haven to provide benefits pursuant to Section 3 above shall continue for the period specified therein.

5. General.

(a) Heirs, Successors and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and assigns.

(b) Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by each of the parties hereto.

(c) Governing Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

(d) Defined Terms. Any capitalized terms not defined in this Agreement shall have as their meaning the definitions contained in the Merger Agreement.

(e) Voluntary Action and Waiver. The Executive acknowledges that by his or her free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he or she has been advised to consult with an attorney prior to executing this Agreement.

C2-4

Back to Contents

6. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

C2-5

Back to Contents

IN WITNESS WHEREOF, Alliance, Tolland and New Haven have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

Title:

ATTEST:	ALLIANCE BANCORP OF NEW ENGLAND, INC.

Name:	Name:

Title:

ATTEST:	TOLLAND BANK

Name:	Name:

Title:

ATTEST:	THE NEW HAVEN SAVINGS BANK

By:

Name:	Name: Peyton R. Patterson
Title: Chairman, President and CEO

C2-6

Back to Contents

EXHIBIT D

[FORM OF NONCOMPETITION AGREEMENT]

NONCOMPETITION AGREEMENT

This Agreement (this “Agreement”) is entered into as of July 15, 2003, by and between The New Haven Savings Bank, a Connecticut-chartered mutual savings bank (“New Haven”), and ___________________ (the “Executive”), _________ and _______________________ [list titles] of Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), and Tolland Bank, a Connecticut savings bank and a wholly-owned subsidiary of Alliance (“Tolland”).

RECITALS:

WHEREAS, New Haven, Alliance and Tolland have entered into an Agreement and Plan of Merger, dated as of July 15, 2003 (the “Merger Agreement”);

WHEREAS, the Executive is the _________ and _______________________ of Alliance and Tolland and upon completion of the Merger (as defined in the Merger Agreement) will no longer hold such positions; and

WHEREAS, the parties hereto recognize and acknowledge the interest of New Haven in protecting the business and goodwill associated with Alliance, Tolland and New Haven following the Merger by having the Executive enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Any capitalized terms not defined in this Agreement shall have as their meanings the definitions contained in the Merger Agreement.

2.      The Executive agrees that during the ___-month period following the Effective Date of the Merger, the Executive will not, directly or indirectly, (i) become a director, officer, employee, shareholder, principal, agent, consultant or independent contractor of any insured depository institution, trust company or parent holding company of any such institution or company which has an office in any of Fairfield, Hartford, Litchfield, Middlesex, New Haven, New London, Tolland or Windham Counties in the State of Connecticut or Kent, Providence or Washington Counties in the State of Rhode Island (the aforementioned counties in the States of Connecticut and Rhode Island are collectively referred to herein as the “Counties” and individually a “County”) or in the New York, New York Primary Metropolitan Statistical Area

Back to Contents

(“PMSA”), or any other entity whose business in the aforesaid Counties or PMSA materially competes with the depository, lending or other business activities of New Haven or its subsidiaries or affiliates (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any such entity if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of New Haven or any of its subsidiaries to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, personal meeting or any other means) any customer of New Haven or any of its subsidiaries to transact business with any other entity, whether or not a Competing Business, or to reduce or refrain from doing any business with New Haven or its subsidiaries, or interfere with or damage (or attempt to interfere with or damage) any relationship between New Haven or its subsidiaries and any such customers.

3.      In consideration of the obligations and commitments of the Executive under this Agreement, New Haven shall pay to the Executive an amount equal to ____________________ dollars ($_______) on the Effective Date of the Merger, with applicable withholding taxes to be subtracted from such amount.

4.      Notwithstanding any other provision hereof, the Executive agrees to treat as confidential all information (excluding, however, information contained in publicly available reports filed by New Haven or any parent holding company with any governmental entity and information published or disclosed to the public by a third party) concerning the records, properties, books, contracts, commitments and affairs of New Haven and/or its subsidiaries and affiliates, including but not limited to, information regarding accounts, shareholders, finances, strategies, marketing, customers and potential customers (their identities, preferences, likes and dislikes) and other information of a similar nature not available to the public.

5.      The term of this Agreement shall expire _______ months after the Effective Date of the Merger.

6.      No rights under this Agreement shall be assignable nor duties delegable by either party, except that New Haven may assign any of its rights hereunder to any acquiror of all or substantially all of the assets of New Haven. This Agreement will inure to the benefit of and be binding upon any successor to New Haven by merger or consolidation or any other change in form or any other person or firm or entity to which all or substantially all of the assets and business of New Haven may be sold or otherwise transferred. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the parties hereto, their successors in interest and permitted transferees, any rights or remedies under or by reason of this Agreement unless expressly so stated to the contrary.

7.      This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Connecticut, without reference to its principles of conflict of laws, except to the extent that federal law shall be deemed to preempt such state laws.

8.      It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but

Back to Contents

that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement. The covenants in Section 2 of this Agreement with respect to the Counties and the PMSA shall be deemed to be separate covenants with respect to each County and PMSA, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties or PMSA, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County or PMSA. Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

9.      The Executive acknowledges that New Haven would not have entered into the Merger Agreement or intend to consummate the Merger unless the Executive had, among other things, entered into this Agreement. Any breach of this Agreement will result in irreparable damage to New Haven for which New Haven will not have an adequate remedy at law. In addition to any other remedies and damages available to New Haven, the Executive further acknowledges that New Haven shall be entitled to injunctive relief hereunder to enjoin any breach of this Agreement, and the parties hereby consent to an injunction in favor of New Haven by any court of competent jurisdiction, without prejudice to any other right or remedy to which New Haven may be entitled. The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by New Haven or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. In the event of a breach of this Agreement by the Executive, the Executive acknowledges that in addition to or in lieu of New Haven seeking injunctive relief, New Haven may also seek to recoup in a judicial proceeding any or all amounts paid by New Haven to the Executive pursuant to Section 3 hereof. Each of the remedies available to New Haven in the event of a breach by the Executive shall be cumulative and not mutually exclusive.

10.      If an action is instituted to enforce any of the provisions of this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its, her or his reasonable attorneys’ fees and costs.

11.      Notwithstanding anything to the contrary contained in this Agreement, the effectiveness of this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason, this Agreement shall be deemed null and void.

[Signature Page Follows]

Back to Contents

IN WITNESS WHEREOF, New Haven has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, effective as of the date first above written.

WITNESS:	EXECUTIVE:

Name:	Name:

Title:

ATTEST:	THE NEW HAVEN SAVINGS BANK

Name:	Name:	Peyton R. Patterson
	Title:	Chairman, President and CEO

Back to Contents

EXHIBIT E

[FORM OF AFFILIATES AGREEMENT]

[DATE]

The New Haven Savings Bank
195 Church Street
New Haven, Connecticut

Gentlemen:

I have been advised that I might be considered to be an “affiliate” of Alliance Bancorp of New England, Inc., a Delaware corporation (“Alliance”), for purposes of paragraphs (c) and (d) of Rule 145 of the Securities and Exchange Commission(the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

The New Haven Savings Bank (“NHSB”) and Alliance have entered into an Agreement and Plan of Merger, dated as of July __, 2003 (the “Agreement”). Upon consummation of the merger contemplated by the Agreement (the “Merger”), I may receive shares of common stock (“NEWCO Common Stock”) of a new Delaware corporation, [NHSB Holding Company, Inc.] (“NEWCO”), to be formed by NHSB to be NHSB’s parent holding company in exchange for my shares of common stock, par value $0.01 per share, of Alliance (“Alliance Common Stock”). This agreement is hereinafter referred to as the “Letter Agreement.”

I represent and warrant to, and agree with, NHSB as follows:

1.     I have read this Letter Agreement and the Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of the NEWCO Common Stock, to the extent I felt necessary, with my counsel or counsel for Alliance.

2.     I have been advised that any issuance of shares of the NEWCO Common Stock to me pursuant to the Merger will be registered with the SEC. I have also been advised, however, that, because I may be an “affiliate” of Alliance at the time the Merger will be submitted for a vote of the stockholders of Alliance and my disposition of such shares has not been registered under the Securities Act of 1933 (the “Securities Act”), I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Securities Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Securities Act, (iii) a sale of such shares is made following expiration of the restrictive period set forth in Rule 145(d)(2) or (iv) in an opinion of counsel, in form and substance reasonably satisfactory to NEWCO, I am advised that some other exemption from registration is available with respect to any such proposed disposition of such shares.

Back to Contents

3.     I understand and agree that stop transfer instructions will be given to the transfer agent of NEWCO with respect to the shares of NEWCO Common Stock I receive pursuant to the Merger and that there will be placed on the certificate representing such shares, or any certificates delivered in substitution therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act applies. The shares represented by this certificate may be transferred only in accordance with the terms of an agreement between the registered holder hereof and [NEWCO], a copy of which agreement is on file at the principal offices of [NEWCO]. A copy of such agreement shall be provided to the holder hereof without charge upon receipt by [NEWCO] of a written request.

4.     Unless a transfer of my shares of the NEWCO Common Stock is a sale made in conformity with the provisions of Rule 145(d), made following expiration of the restrictive period set forth in Rule 145(d) or made pursuant to any effective registration statement under the Securities Act, NHSB reserves the right on behalf of NEWCO to put an appropriate legend on the certificate issued to my transferee.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth above shall be lifted forthwith upon the delivery by the undersigned to NEWCO of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NEWCO, or other evidence reasonably satisfactory to NEWCO, to the effect that a transfer of my shares of the NEWCO Common Stock will not violate the Securities Act or any of the rules and regulations of the SEC thereunder. In addition, it is understood and agreed that the legend set forth in Paragraph 3 above shall be removed forthwith from the certificate or certificates representing my shares of the NEWCO Common Stock upon expiration of the restrictive period set forth in Rule 145(d)(2), so long as NEWCO is then in compliance with SEC Rule 144(c), or if NEWCO shall have received a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to NEWCO, or other evidence satisfactory to NEWCO that a transfer of my shares of the NEWCO Common Stock represented by such certificate or certificates will be a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Securities Act.

5.     I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse’s occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

Back to Contents

6.     I further recognize that in the event I become a director or officer of NEWCO upon consummation of the Merger, any sale of NEWCO Common Stock by me may be subject to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

7.     Execution of this Letter Agreement should not be construed as an admission on my part that I am an “affiliate” of Alliance as described in the first paragraph of this Letter Agreement or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this Letter Agreement.

* * * * *

This Letter Agreement shall be binding on my heirs, legal representatives and successors and shall inure to the benefit of NHSB’s successors and assigns, including without limiting the generality of the foregoing, NEWCO.

Very truly yours,

Signature